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                                                        EXHIBIT 10.67










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                                 NOTE AGREEMENT


                           Dated as of June 22, 1997


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                                                               TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


Section 1.  Definitions and Accounting Matters..............................   1
     1.01  Certain Defined Terms............................................   1
     1.02  Accounting Terms and Determinations..............................  17

Section 2.  Facility........................................................  18
     2.01  Mortgage Loans...................................................  18
     2.02  Borrowings.......................................................  18
     2.03  Changes of Commitment............................................  19
     2.04  Fees.............................................................  19
     2.05  Note.............................................................  19
     2.06  Optional Prepayments.............................................  19
     2.07  Mandatory Prepayments............................................  19
     2.08  Additional Properties............................................  20
     2.09  Releases.........................................................  22
     2.10  Appraisals.......................................................  23

Section 3.  Payments of Principal and Interest..............................  23
     3.01  Repayment of Mortgage Loans......................................  23
     3.02  Interest.........................................................  23

Section 4.  Payments; Computations; Etc.....................................  23
     4.01  Payments.........................................................  23
     4.02  Computations.....................................................  24
     4.03  Setoff...........................................................  24
     4.04  Minimum Amounts..................................................  24
     4.05  Certain Notices..................................................  24

Section 5.  Yield Protection and Illegality.................................  25
     5.01  Additional Costs.................................................  25
     5.02  Illegality.......................................................  27
     5.03  Limitation on Types of Mortgage Loans............................  27
     5.04  Compensation.....................................................  28

Section 6.  Conditions Precedent............................................  28
     6.01  Closing Date.....................................................  28
     6.02  Initial and Subsequent Mortgage Loans............................  35

Section 7.  Representations and Warranties..................................  38
     7.01  Existence........................................................  38
     7.02  Financial Condition..............................................  38
     7.03  Litigation.......................................................  38
     7.04  No Breach........................................................  38
     7.05  Action...........................................................  39
     7.06  Approvals........................................................  39
     7.07  Use of Mortgage Loans............................................  39
     7.08  ERISA............................................................  39
     7.09  Taxes............................................................  40
     7.10  Investment Company Act...........................................  40
     7.11  Equal Employment and Non-Discrimination..........................  40


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
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
     7.12  Subsidiaries, Etc................................................  40
     7.13  Title............................................................  41
     7.14  Partners, Etc....................................................  41
     7.15  Restricted Activities ...........................................  41
     7.16  Other Activities.................................................  41
     7.17  Employees........................................................  42
     7.18  Solvency.........................................................  43
     7.19  Delinquent Property Liens........................................  43
     7.20  Insurance........................................................  43
     7.21  Lien Priority....................................................  43
     7.22  Improvements.....................................................  43
     7.23  Casualty; Condemnation...........................................  43
     7.24  Zoning and Other Laws............................................  44
     7.25  Management Agreement.............................................  44
     7.26  Contracts........................................................  44
     7.27  Permits..........................................................  44
     7.28  Utilities........................................................  45
     7.29  Certificates of Occupancy........................................  45
     7.30  Assessments......................................................  45
     7.31  Condition of Properties..........................................  45
     7.32  Environmental Reports/Appraisals.................................  45
     7.33  Leases...........................................................  45
     7.34  No Cooperative or Condominium....................................  46

Section 8.  Covenants of the Borrower.......................................  46
     8.01  Financial Statements.............................................  46
     8.02  Litigation, Etc..................................................  49
     8.03  Existence, Etc...................................................  49
     8.04  Insurance........................................................  49
     8.05  Prohibition of Fundamental Changes...............................  50
     8.06  Limitation on Liens..............................................  50
     8.07  Indebtedness.....................................................  51
     8.08  Investments......................................................  52
     8.09  Dividend Payments................................................  52
     8.10  Activities.......................................................  52
     8.11  Transactions with Affiliates.....................................  53
     8.12  Intentionally Omitted............................................  53
     8.13  Modifications of Certain Documents...............................  53
     8.14  Additional Subsidiaries..........................................  54
     8.15  Debt Service Ratio...............................................  54
     8.16  Property Management..............................................  55
     8.17  Residential Leases...............................................  55

Section 9.  Events of Default...............................................  55

Section 10.  Miscellaneous..................................................  60
     10.01  Waiver..........................................................  60
     10.02  Notices.........................................................  60
     10.03  Expenses, Etc...................................................  60
     10.04  Amendments, Etc.................................................  61
     10.05  Successors and Assigns..........................................  61


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
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
     10.06  Assignments and Participation...................................  62
     10.07  Survival........................................................  63
     10.08  Captions........................................................  63
     10.09  Counterparts....................................................  63
     10.10  Governing Law; Submission to Jurisdiction.......................  63
     10.11  Waiver of Jury Trial............................................  64
     10.12  Marshalling; Recapture..........................................  64
     10.13  Cross Collateralization.........................................  64
     10.14  Confidentiality.................................................  64
     10.15  Appointment of Servicer.........................................  65



SCHEDULE I                Indebtedness
SCHEDULE II               Litigation
SCHEDULE III              Subsidiaries and Investments
SCHEDULE IV               Initial Properties
SCHEDULE V                Material Property Contracts
SCHEDULE VI               Property Condition
SCHEDULE VII              Environmental
SCHEDULE VIII             Defaults
EXHIBIT A                 Form of Promissory Note
EXHIBIT B                 Form of Borrowing Notice
EXHIBIT C                 Form of Residential Leases for Initial Properties








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     THIS NOTE AGREEMENT dated as of June 22, 1997 (as amended, modified or supplemented from time to time, this "Agreement") is by and between AMBASSADOR II, L.P., a limited partnership duly organized and validly existing under the laws of the State of Delaware (the "Borrower"), and NOMURA ASSET CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware (together with its successors and assigns, the "Lender").

                                    RECITALS

     WHEREAS, the Borrower desires to obtain from the Lender, and the Lender has agreed to make to the Borrower, a series of loans, under the guarantee of the Guarantors and under the terms and conditions hereof, in an aggregate principal amount not exceeding $75,000,000 (the "Commitment") at any one time outstanding.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1.  Definitions and Accounting Matters.

     1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "Addition" shall have the meaning assigned to such term in Section
2.08(a).

     "Addition Notice" shall have the meaning assigned to such term in Section 2.08(a).

     "Additional Collateral Conditions" shall have the meaning assigned to such term in Section 2.08(b).

     "Additional Costs" shall have the meaning assigned to such term in Section 5.01(a).

     "Additional Mortgages" shall mean any and all Mortgages delivered pursuant to Section 2.08(b).

     "Additional Properties" shall have the meaning assigned to such term in
Section 2.08(a).

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.

     "Allocated Title Amount" shall mean, as at any date of determination thereof, with respect to any Collateral Property, an amount equal to (a) the Cash Flow of such Collateral Property for the twelve month period ending on or most recently ended prior to such date divided by (b) 10% multiplied by (c) 115%; provided that the Allocated Title Amount for any Collateral Property shall not exceed the maximum principal amount secured by the Mortgage on such Collateral Property as set forth in such Mortgage (as reduced by prepayments allocated to such Collateral Property pursuant to Section 4.01(b)). If, with respect to any Collateral Property, such twelve month period includes periods prior to the Borrower's ownership of such Collateral Property, Cash Flow shall include the Borrower's predecessor's cash flow with respect to such Collateral Property (which cash flow (a) shall be certified to the best knowledge of a senior financial officer of the Borrower and evidenced by such supporting information as reasonably requested by the Lender) and (b) shall be adjusted to reflect the amount, if any, that the Borrower has demonstrated, in the Lender's sole discretion, is appropriate to reflect reductions in Property Expenses which the Borrower expects to achieve as a result of increased efficiency of operation of such Collateral Property or otherwise).

     "Ambassador" shall mean Ambassador Apartments, Inc., a Maryland corporation.

     "Ambassador Cash Flow" shall mean, for any period for Ambassador and its Consolidated Subsidiaries, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all rental revenue and operating income (including, without limitation, actual rental income and other income, base rents, percentage rents, common area maintenance, charges, property tax recoveries, insurance recoveries, Consumer Price Index rent adjustments and other miscellaneous income items) received by Ambassador and its Consolidated Subsidiaries from the ownership and operation of any Property during such period (but excluding income from advance payments, deposits, escrows or a sale or other capital item transaction), plus (b) depreciation and amortization (to the

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extent deducted in determining rental revenue and operating income), minus (c)
all Ambassador Property Expenses incurred by Ambassador and its Consolidated Subsidiaries during such period.

     "Ambassador Debt Service" shall mean, for any period for Ambassador and its Consolidated Subsidiaries, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all payments of principal of Indebtedness (other than payments of principal due on the maturity date of a loan) of Ambassador and its Consolidated Subsidiaries scheduled to be made during such period plus (b) the greater of (1) all Interest Expense payable by Ambassador and its Consolidated Subsidiaries during such period or (2) all Interest Expense payable by Ambassador and its Consolidated Subsidiaries during such period calculated in accordance with the definition of Interest Expense set forth in this Section 1.01 but assuming for purposes of the calculation of Interest Expense that all interest payable in respect of Indebtedness during such period is at the Mortgage Loan Constant.

     "Ambassador Debt Service Ratio" shall mean, as to any date of determination on or after the Closing Date, the ratio of (A) Ambassador Cash Flow for the twelve month period ending on the last day of the calendar month ending on or most recently ended prior to such date of determination to (B) Ambassador Debt Service for such period.

     "Ambassador Property Expenses" shall mean, for any Property owned by Ambassador or any of its Consolidated Subsidiaries, all operating expenses relating to such Property including the following items (provided, however, that Ambassador Property Expenses shall not include Debt Service, Interest Expense, Capital Expenditures, contributions to capital expenditure reserves, non-cash items such as depreciation and amortization and any extraordinary one-time expenditures not considered operating expenses under GAAP):

     (1) all expenses for the operation of such Property including management fees in respect thereof, all insurance premiums and expenses, accounting expenses, advertising expenses, expenses for architectural services, bank charges, utility charges, expenses for extermination, cleaning, and trash removal services, expenses relating to window washing, landscaping and security services, reasonable and necessary legal expenses incurred in connection with the operation of such Property, tenant improvements, marketing costs (but not including any expenses incurred in connection with a sale or other capital or interim capital transaction);

     (2) impositions, water charges, property and real estate taxes, sewer rents, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure by Ambassador or any such Consolidated Subsidiary to pay an imposition timely; and


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     (3) the cost of routine interior and exterior maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP.

     "Applicable Margin" shall mean 1.50% per annum and shall apply to all outstanding principal amounts under this Agreement commencing on the Closing Date.

     "Approval Notice" shall have the meaning assigned to such term in Section 2.08(c).

     "Assignments" shall mean, collectively, each Assignment of Leases and Rents relating to a Collateral Property.

     "Available Amount" shall mean, as at any date of determination, the maximum aggregate principal amount of Mortgage Loans that can be outstanding such that the Debt Service Ratio is not lower than 1.40 to 1.00, and in no event exceeding the Commitment.

     "Basic Documents" shall mean, collectively, this Agreement, the Note, the Environmental Indemnity Agreement, the Security Documents and all other agreements executed and delivered to the Lender by the Borrower, Ambassador or any Guarantor in connection with any of the foregoing agreements, as any of the foregoing agreements may be further amended, modified and supplemented and in effect from time to time.

     "Borrower" shall have the meaning assigned to such term in the preamble.

     "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City and, for purposes of determining the LIBOR Rate, any day on which dealings in Dollar deposits are carried out in the London interbank market (even if commercial banks in New York City are authorized or required to close on such day).

     "Capital Expenditures" shall mean, for any period as to any Person, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by such Person or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

     "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person

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under GAAP (including Statement of Financial Accounting Standards No. 13 of the
Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "Cash Flow" shall mean, for any period (without duplication) with respect to any Collateral Property, the sum of (a) Property NOI of such Collateral Property (calculated before Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus
(b) depreciation and amortization in respect of such Collateral Property (to the extent deducted in determining Property NOI) for such period minus (c) Capital Expenditures and contributions to capital expenditure reserves in respect of such Collateral Property made during such period; provided that for purposes of calculating Cash Flow for any Collateral Property, Capital Expenditures and contributions to capital expenditure reserves shall be assumed to be $250 per annum per rentable unit for such Collateral Property.

     "Cedar Creek Property" shall have the meaning assigned to such term in
Section 2.02.

     "Closing Date" shall mean June 23, 1997.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean any and all Property from time to time subject to the Lien of any Security Document.

     "Collateral Properties" shall mean, collectively, the Initial Properties and the Additional Properties which from time to time comprise the Collateral.

     "Commitment" shall mean the obligation of the Lender to make Mortgage Loans in an aggregate principal amount at any one time outstanding up to but not exceeding $75,000,000 (as the same may be reduced or terminated by the Borrower at any time or from time to time pursuant to Section 2.03).

     "Common Units" shall have the meaning assigned to such term in the Prospectus.

     "Consolidated Subsidiary" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

     "Debt Service" shall mean (i) for any period for any Person

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other than the Borrower, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all payments of principal of Indebtedness of such Person and its Consolidated Subsidiaries scheduled to be made during such period plus (b) all Interest Expense payable during such period and (ii) for any period for the Borrower, the aggregate amount of principal and interest payments that would be due and payable during the applicable period calculated using the Mortgage Loan
Constant and assuming that the principal amount of the Mortgage Loans outstanding as of the date of the determination was the principal amount applicable to the entire period for which the calculation is made.

     "Debt Service Ratio" shall mean with respect to the Borrower as to any date of determination on or after the Closing Date, the ratio of (A) the aggregate Cash Flow of all of the Collateral Properties for the twelve month period ending on the last day of the calendar month ending on or most recently ended prior to such date of determination to (B) Debt Service of the Borrower for such period. Notwithstanding the foregoing, (i) Cash Flow with respect to an Additional Property shall be included in such calculations from the date of the Approval Notice with respect to such Additional Property only, but, once so included, shall include Cash Flow with respect to such Additional Property for the same period used for the other Collateral Properties, and (ii) if, with respect to any Collateral Property, such twelve month period includes periods prior to the Borrower's ownership of such Collateral Property, Cash Flow shall include the Borrower's predecessor's cash flow with respect to such Collateral Property (which cash flow (a) shall be certified to the best knowledge of a senior financial officer of the Borrower and evidenced by such supporting information as reasonably requested by the Lender) and (b) shall be adjusted to reflect the amount, if any, that the Borrower has demonstrated, in the Lender's sole discretion, is appropriate to reflect reductions in Property Expenses which the Borrower expects to achieve as a result of increased efficiency of operation of such Collateral Property or otherwise).

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     "Dividend Payment" shall mean, as to any Person, any dividend or any partnership distribution (in cash, property or obligations) on, or any other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of such Person, (but excluding dividends payable solely in shares of common stock) of such Person or any portion of any partnership interest (whether general or limited) of such Person.

     "Dollars" and "$" shall mean lawful money of the United States of America.

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     "Environmental Indemnity Agreement" shall mean the Environmental Indemnity
Agreement dated as of the date hereof among the Borrower, Ambassador, the Guarantors and the Lender, as modified and supplemented and in effect from time to time.

     "Environmental Laws" shall mean any and all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata or ambient air or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata or ambient air or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, Ambassador or any Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower, Ambassador or any Guarantor.

     "Event of Default" shall have the meaning assigned to such term in Section
9.

     "Excess Cash Flow" shall mean, as at any date of determination thereof, the excess (if any) of (a) Property NOI (calculated before the deduction of Property Expenses, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) plus depreciation and amortization (to the extent deducted in determining Property NOI) of the Borrower and its Consolidated Subsidiaries, in each case for the calendar month ending on the last day of the calendar month most recently ended prior to such date of determination over (b) the amount of Debt Service (without regard to clause (b)(2) of the definition of Debt Service), the amount of Property Expenses (excluding the Management Fee) of the Borrower and its Consolidated Subsidiaries for such period as set forth in the budgets submitted for the Collateral Properties and the amount of Capital Expenditures (except to the extent made from capital expenditure reserves) and contributions to capital expenditure reserves made by the Borrower and its Consolidated Subsidiaries during such period, in each case to the extent previously approved by the Lender.


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     "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of
Section 1.02(a), are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

     "General Partner" shall mean Ambassador II, Inc., a Delaware corporation.

     "GP Guarantee Agreement" shall mean the Guarantee and Pledge Agreement dated as of the date hereof executed by the General Partner in favor of the Lender, as modified and supplemented and in effect from time to time.

     "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, Indebtedness, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation or ownership interests of any entity or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

     "Guarantee Agreements" shall mean, collectively, the GP Guarantee Agreement and the LP Guarantee Agreement, each as modified and supplemented and in effect from time to time.

     "Guarantor" shall mean each of the General Partner and the Operating Partnership.

     "Hazardous Materials" shall have the meaning assigned to such term in the Environmental Indemnity Agreement.


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






     "Indebtedness" shall mean, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, including trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations and other lease obligations arising under leases that are in the nature of title retention agreements of such Person; and (f) Indebtedness of others Guaranteed by such Person.

     "Independent Director" shall have the meaning assigned to such term in
Section 7.16.

     "Initial Mortgages" shall have the meaning assigned to such term in
Section 6.01.

     "Initial Properties" shall mean the properties listed on Schedule IV.

     "Interest Expense" shall mean, for any period for any Person, all interest in respect of Indebtedness accrued or capitalized by such Person during such period (whether or not actually paid during such period).

     "Interest Payment Date" shall mean, with respect to any Mortgage Loan, the first (1st) day of each calendar month.

     "Interest Period" shall mean, with respect to any Mortgage Loan, (a) initially, the period (the "Stub Period") commencing on the date such Mortgage Loan is made and ending on and including the last day of the calendar month in which such Mortgage Loan is made, and (b) thereafter, each one-month period commencing on the first day of each succeeding calendar month and ending on and including the last day of such calendar month. Notwithstanding the foregoing:
(i) if any Interest Period would otherwise commence before and end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) notwithstanding clause (i) above, no Interest Period (other than the Stub Period) shall have a duration of less than one month and, if the Interest Period for any Mortgage Loan would otherwise be a shorter period, such Mortgage Loan shall not be available hereunder.

     "Investment" in any Person shall mean: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any

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

deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies purchased in the ordinary course of business).

     "Jurisdictional Capped Mortgage" shall have the meaning assigned to such term in Section 6.02.

     "Lender" shall have the meaning assigned to such term in the preamble.

     "LIBOR Rate" shall mean, with respect to any Interest Period for any Mortgage Loan, the 30-day London interbank offered rate for United States dollar deposits as of 11:00 a.m. (London time) on the date which is two Business Days prior to the first day of such Interest Period, in each case as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote the London interbank offered rate. If two or more such rates appear on Telerate page 3750 or associated pages, the rate in respect of such Interest Period shall be the arithmetic mean of such offered rates(rounded upward to the nearest 1/16).

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "LP Cash Flow" shall mean, for any period for the Operating Partnership and its Consolidated Subsidiaries, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all rental revenue and operating income (including, without limitation, actual rental income and other income, base rents, percentage rents, common area maintenance, charges, property tax recoveries, insurance recoveries, Consumer Price Index rent adjustments and other miscellaneous income items) received by the Operating Partnership and its Consolidated Subsidiaries from the ownership and operation of any Property during such period (but excluding income from advance payments, deposits, escrows or a sale or other capital item transaction), plus (b) depreciation and amortization (to the extent deducted in determining rental revenue and operating income), minus (c) all LP Property Expenses incurred by the Operating Partnership and its Consolidated Subsidiaries during such period.

     "LP Debt Service" shall mean, for any period for the Operating Partnership and its Consolidated Subsidiaries, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all payments of principal of Indebtedness (other than payments of principal due on the maturity date of a loan) of the Operating Partnership and its Consolidated Subsidiaries scheduled to be made during such period plus (b) the greater of
(1) all Interest Expense payable by the Operating Partnership and its Consolidated Subsidiaries during such period or (2) all Interest Expense payable by the Operating Partnership and its Consolidated Subsidiaries during such period calculated in accordance with the definition of Interest Expense set forth in this Section 1.01 but assuming for purposes of the calculation of Interest Expense that all interest payable in respect of Indebtedness during such period is at the Mortgage Loan Constant.

     "LP Debt Service Ratio" shall mean, as to any date of determination on or after the Closing Date, the ratio of (A) LP Cash Flow for the twelve month period ending on the last day of the calendar month ending on or most recently ended prior to such date of determination to (B) LP Debt Service for such period.

     "LP Guarantee Agreement" shall mean that Guarantee and Pledge Agreement dated as of the date hereof executed by the Operating Partnership in favor of the Lender, as modified and supplemented and in effect from time to time.

     "LP Property Expenses" shall mean, for any Property owned by the Operating Partnership or any of its Consolidated Subsidiaries, all operating expenses relating to such Property including the following items (provided, however, that LP Property Expenses shall not include Debt Service, Interest Expense, Capital Expenditures, contributions to capital expenditure reserves, non-cash items such as depreciation and amortization and any extraordinary one-time expenditures not considered operating expenses under GAAP):

     (1) all expenses for the operation of such Property including management fees in respect thereof, all insurance premiums and expenses, accounting expenses, advertising expenses, expenses for architectural services, bank charges, utility charges, expenses for extermination, cleaning, and trash removal services, expenses relating to window washing, landscaping and security services, reasonable and necessary legal expenses incurred in connection with the operation of such Property, tenant improvements, marketing costs (but not including any expenses incurred in connection with a sale or other capital or interim capital transaction);

     (2) impositions, water charges, property and real estate taxes, sewer rents, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure by the Operating Partnership or any such Consolidated Subsidiary to pay an imposition timely; and

     (3) the cost of routine interior and exterior maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP.

     "Management Agreements" shall mean the Property Management Agreement dated as of October 16, 1996 between the Borrower and the Operating Partnership, and such other management agreements which are entered into from time to time with respect to any Collateral Properties, in each case as modified and supplemented (without prejudice to Section 8.13) and in effect from time to time.

     "Management Fee" shall mean, with respect to each Collateral Property, the fee (if any) payable to each Manager pursuant to the Management Agreements.

     "Manager" shall mean the Operating Partnership and any other manager under the Management Agreements.

     "Market Study" shall mean a market study, prepared by the Borrower (or a third party at the option of the Borrower), with respect to a Collateral Property including, without limitation, (i) information relating to the rental rates and sales of similar properties in the area in which such Collateral Property is located, (ii) a discussion of the submarkets in which such Collateral Property is located and (iii) a new construction analysis.

     "Material Adverse Effect" means a material adverse effect on any of (a) the condition (financial or otherwise), business, performance, properties, assets or operations of any Guarantor and its Consolidated Subsidiaries taken as a whole or Ambassador and its Consolidated Subsidiaries taken as a whole or the Borrower and its Consolidated Subsidiaries taken as whole, (b) the ability of any Guarantor, Ambassador, the Borrower or any of its Subsidiaries to perform its obligations under any Basic Document to which it is a party, (c) the legality, validity or enforceability of any Basic Document or any significant provision thereof or the rights and remedies of the Lender under any Basic Document or any significant provision thereof, (d) the timely payment of principal or interest on any Mortgage Loan or other amounts payable under the Basic Documents, (e) the perfection or priority of the Liens on the Collateral (under and as defined in each of the Security Agreement, the REIT Agreement and the Guarantee Agreements), (f) any Collateral Property whose Property NOI (before the deduction of Property Expenses) prior to the occurrence or circumstance resulting in such effect is equal to or greater than 10% of the aggregate Property NOI (before the deduction of Property Expenses) of all the Collateral Properties, (g) the value, utility, operation or legality of any Collateral Property whose

Property NOI (before the deduction of Property Expenses) prior to the occurrence or circumstance resulting in such effect is equal to or greater than 10% of the aggregate Property NOI (before the deduction of Property Expenses) of all the Collateral Properties, (h) any Collateral Property whose Property NOI (before the deduction of Property Expenses) prior to the occurrence or circumstance resulting in such effect is less than or equal to 10% of the aggregate Property NOI (before the deduction of Property Expenses) of all the Collateral Properties but when taken together with any other Collateral Property whose Property NOI (before deduction of Property Expenses) is less than or equal to 10% of the aggregate Property NOI (before the deduction of Property Expenses) of all the Collateral Properties results in an aggregate Property NOI (before deduction of Property Expenses) equal to or greater than 10% of the aggregate Property
NOI (before deduction of Property Expenses) of all the Collateral Properties, or (i) the Property NOI (before the deduction of Property Expenses) of any Collateral Property.

     "Maturity Date" shall mean December 31, 1997, or such earlier date resulting from acceleration.

     "Mortgage Loan Constant" shall mean, as at any date of determination thereof, the greater of (a) 8.81% per annum or (b) a mortgage loan constant derived using a 360 month amortization schedule and an interest rate equal to the sum of (1) 1.50% plus (2) the Treasury Yield per annum on such date of U.S. Treasury Securities with a maturity of 10 years. The "Treasury Yield" shall be determined by reference to the most recent Federal Reserve Statistical Release
Section 15(519) or any comparable successor publication which has become publicly available on the Business Day immediately preceding the date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data acceptable to the Lender).

     "Mortgage Loans" shall mean the loans provided for by Section 2.01.

     "Mortgages" shall mean, collectively, each mortgage, deed of trust, assignment of leases and rents, security agreement and fixture financing statement and similar instrument executed by the Borrower in favor of the Lender, covering each of the Collateral Properties, including, without limitation, the respective properties and leasehold interests identified in the schedules thereto including, without limitation, the Initial Mortgages and the Additional Mortgages, as each such mortgage, deed of trust, assignment of rents and fixture filing shall be modified and supplemented and in effect from time to time.

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrower, Ambassador or any Guarantor or any ERISA

Affiliate and which is covered by Title IV of ERISA.

     "Note" shall mean the promissory note dated the date hereof executed by the Borrower and provided for by Section 2.05.

     "Operating Partnership" or "Ambassador L.P." shall mean Ambassador Apartments, L.P., a Delaware limited partnership.

     "Partnership Agreement" shall mean the Limited Partnership Agreement of the Borrower dated as of August 16, 1994 between the General Partner and the Operating Partnership, as amended by Amendment No. 1 to Limited Partnership Agreement dated February 15, 1995 and Amendment to Limited Partnership Agreement dated as of June 20, 1996 and as further modified and supplemented (without prejudice to Section 8.13) and in effect from time to time.

     "Participation Agreement" shall have the meaning assigned to such term in
Section 10.06.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Investments" of any Person shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof; (b) deposit accounts with or certificates of deposit and bankers' acceptances issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, or such other bank or trust company reasonably acceptable to the Lender; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation ("S&P") or Moody's Investors Services, Inc. ("Moody's"), respectively, and maturing not more than 90 days from the date of acquisition thereof by such Person; and (d) Investments in money market funds rated AAAm or AAAm-G by S&P and P-1 by Moody's.

     "Permitted Liens" shall have the meaning assigned to such term in Section 8.06.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean an employee benefit or other plan established or maintained by the Borrower, Ambassador, any Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Post-Default Rate" shall mean, in respect of any principal of any Mortgage Loan or any other amount payable by the Borrower, Ambassador or any Guarantor under this Agreement or the Basic Documents that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date thereof to but excluding the date on which such amount is paid in full equal to 4% above the LIBOR Rate as in effect from time to time plus the Applicable Margin.

     "Preliminary Approval Notice" shall have the meaning assigned to such term in Section 2.08(b).

     "Principal Office" shall mean the principal office of the Lender, located at 2 World Financial Center, New York, New York 10281 or any other office designated as such in writing by the Lender.

     "Property" shall mean assets and properties, whether real, personal or mixed, tangible or intangible.

     "Property Expenses" shall mean, for any Collateral Property, all operating expenses relating to such Collateral Property including the following items (provided, however, that Property Expenses shall not include Debt Service, Interest Expense, Capital Expenditures, non-cash items such as depreciation and amortization and any extraordinary one-time expenditures not considered operating expenses under GAAP):

     (1) all expenses for the operation of such Collateral Property including the Management Fee in respect thereof, all insurance premiums and expenses, accounting expenses, advertising expenses, expenses for architectural services, bank charges, utility charges, expenses for extermination, cleaning and trash removal services, expenses relating to window washing, landscaping and security services, reasonable and necessary legal expenses incurred in connection with the operation of such Collateral Property, tenant improvements, marketing costs (but not including any expenses incurred in connection with a sale or other capital or interim capital transaction);

     (2) impositions, water charges, property and real estate taxes, sewer rents, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the Borrower's failure to pay an imposition timely; and

     (3) the cost of routine interior and exterior maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP.

For purposes of computing Property Expenses for any Collateral Property the Management Fee shall be assumed to be an amount equal to 4% of all gross revenues actually received by the Borrower from the operations of such Collateral Property or otherwise in respect of such Collateral Property.

     "Property NOI" shall mean, as of any date of determination thereof, for each Collateral Property, the sum of (1) all rental revenue and operating income (including, without limitation, actual rental income and other income, base rents, percentage rents, common area maintenance, charges, property tax recoveries, insurance recoveries, Consumer Price Index rent adjustments and other miscellaneous income items) actually received by the Borrower from the ownership and operation of such Collateral Property (but excluding income from advance payments, deposits, escrows or a sale or other capital item transaction) computed on a cash basis for the twelve month period ending on or most recently ended prior to such date of determination minus (2) all Property Expenses to the extent actually expended by the Borrower during such period.

     "Prospectus" shall mean the Prospectus dated August 24, 1994 relating to the offering of 7,821,000 shares of Common Stock of Ambassador.

     "REIT Agreement" shall mean the REIT Agreement dated as of the date hereof executed by Ambassador in favor of the Lender, as modified and supplemented and in effect from time to time.

     "Regulatory Change" shall mean any change after the date of this Agreement in United States Federal, state or foreign law, rules or regulations or the adoption or making after such date of any interpretation, directive or request applying to a class of financial institutions including the Lender of or under any United States Federal, state or foreign laws, rules or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Related Person" shall mean, with respect to any specified Person, any other Person that is an Affiliate of the specified Person or any limited partner of the specified Person (if such Person is a limited partnership) or any shareholder of the specified Person (if such Person is a corporation).

     "Release" shall mean any satisfaction, release, assignment instrument, deed of reconveyance or similar instrument or instruments (each in recordable form and otherwise in form reasonably satisfactory to the Borrower but without any representation or warranty of the Lender (other than a warranty as to the Lender's own acts)) necessary to release any Collateral Property from the Lien of all applicable Security Documents.

     "Release Conditions" shall have the meaning assigned to such term in
Section 2.09.

     "Release Date" shall have the meaning assigned to such term in Section
2.09.

     "Release Notice" shall have the meaning assigned to such term in Section 2.09.

     "Release Property" shall mean any Collateral Property which is proposed to be or is the subject of a Release.

     "Revolver Period" shall have the meaning assigned to such term in Section 2.01.

     "Revolving Credit Termination Date" shall mean December 15, 1997, or such earlier date resulting from acceleration.

     "Security Agreement" shall mean the Security Agreement dated as of the date hereof among the Borrower and the Lender, as modified and supplemented and in effect from time to time.

     "Security Documents" shall mean, collectively, the Guarantee Agreements, the REIT Agreement, the Security Agreement, the Mortgages, the Assignments and all Uniform Commercial Code financing statements required by this Agreement, the Guarantee Agreements, the Security Agreement and the Mortgages to be filed with respect to the security interests in personal property and fixtures created pursuant to the Guarantee Agreements, the Security Agreement, the Mortgages and all other documents and agreements executed or delivered to the Lender by the Borrower, Ambassador or any Guarantor in connection with any of the foregoing documents.

     "Servicer" shall have the meaning assigned to such term in Section 10.15.

     "Specific Event of Default" shall mean (a) any Event of Default of the type described in Section 9(a), 9(b), 9(f), 9(g), 9(h), 9(l) or 9(n) or (b) the delivery by the Lender to the Borrower of a written notice of its intent to accelerate the Indebtedness arising under the Basic Documents in accordance with Section 9.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a sufficient number of the securities or other ownership interests having by the terms thereof ordinary voting power directly or indirectly to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries or by such Person and one or more of the Subsidiaries.

     "Title Companies" shall have the meaning assigned to such term in Section 6.01.

     "Total Market Value" shall mean, for any day, the product of (a) the closing price of the relevant class of shares on the New York Stock Exchange and (b) the total number of such shares outstanding on such day, including shares issuable in exchange for then outstanding Common Units of the Operating Partnership (other than Common Units held by Ambassador).

     "Wholly-Owned Subsidiary" shall mean, with respect to any Person, any such corporation, partnership or other entity of which all of such securities or other ownership interests, other than in case of a corporation, qualifying shares, are so owned or controlled.

     1.02  Accounting Terms and Determinations.

     (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall (unless otherwise disclosed to the Lender in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lender hereunder after the date hereof (subject, in the case of quarterly financial statements furnished hereunder, to normal year-end audit adjustments and the absence of footnotes). All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lender pursuant to Section 8.01 unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Lender shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01, shall mean the financial statements referred to in Section 7.02).

     (b) The Borrower shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

     (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

     (d) The Borrower and the Lender hereby agree that for purposes of calculating "Cash Flow", "Debt Service", "Debt Service Ratio", "Property Expenses", and "Property NOI", as each such term is defined in Section 1.01 (herein called the "Specific Defined Terms") all rents, revenue and other amounts received by the Borrower with respect to any Collateral Property which has suffered and continues to suffer a Material Adverse Effect shall be excluded from all calculations made under this Agreement in connection with, in accordance with or pursuant to, such Specific Defined Terms and shall be excluded for purposes of determining compliance by the Borrower with the Debt Service Ratio and all other terms of this Agreement until such time as the Lender shall have sent to the Borrower a notice in writing to the contrary.

     (e) The Borrower and the Lender hereby further agree that an Additional Property will be included in the calculation of the Specific Defined Terms only after the Borrower receives the Approval Notice specified in Section 2.08(c) with respect to such Additional Property.

     Section 2.  Facility.

     2.01 Mortgage Loans. The Lender agrees, subject to the terms and conditions of this Agreement, to make Mortgage Loans to the Borrower in Dollars during the period (the "Revolver Period") from and including the date hereof to but not including the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding to the Borrower up to but not exceeding the Available Amount as then in effect. Subject to the preceding sentence and the other terms of this Agreement, during the Revolver Period the Borrower may borrow, prepay and reborrow the amount of the Commitment; provided that the aggregate principal amount of Mortgage Loans at any one time outstanding to the Borrower shall not exceed the amount of the Available Amount as then in effect.

     2.02 Borrowings. The Borrower shall give the Lender notice of each borrowing of Mortgage Loans hereunder as provided in Section 4.05. On the date specified for each borrowing hereunder, the Lender shall, subject to the terms and conditions of this Agreement, make available the amount of such Mortgage Loan to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower in writing. Borrowings of Mortgage Loans hereunder shall occur only once during any calendar month, except that, assuming all conditions to such borrowing are satisfied, the Borrower may borrow in June 1997 a Mortgage Loan with respect to a property known as "Cedar Creek Apartments" located in Bexar County, Texas (the "Cedar Creek Property").

     2.03 Changes of Commitment. The Borrower shall have the right to terminate or reduce the Commitment at any time or from time to time, provided that: (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05; (ii) each partial reduction shall be in an amount at least equal to $1,000,000; and (iii) if after giving effect to such termination or reduction of the Commitment the outstanding principal amount of the Mortgage Loans shall exceed the Commitment then the Borrower shall prepay the Mortgage Loans in an amount equal to such excess together with interest accrued thereon to the date of prepayment plus any amounts payable in respect of such prepayment pursuant to Section 5.04. The Commitment once terminated or reduced may not be reinstated or increased.

     2.04 Fees. The Borrower shall pay to the Lender on the Closing Date a nonrefundable structuring fee in an amount equal to $562,500. The Lender acknowledges receipt of such other fees and amounts payable prior to the date hereof by the Borrower to the Lender.

     2.05 Note. The Mortgage Loans shall be evidenced by the Note. The date, amount, and initial interest rate of each Mortgage Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof which notations and endorsement shall be controlling absent demonstrable error; provided that the failure of the Lender to make any such notation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note.

     2.06 Optional Prepayments. Subject to Section 4.04, the Borrower shall have the right to prepay Mortgage Loans at any time or from time to time, provided that: (1) the Borrower shall give the Lender notice of each such prepayment as provided in Section 4.05; (2) the Borrower shall prepay the Mortgage Loans in an amount equal to 101% of the aggregate principal amount of the Mortgage Loans so being prepaid (unless the Mortgage Loans are being prepaid (x) pursuant to Section 5.01, 5.02 or 5.03 or (y) in full on or before July 8, 1997 with the proceeds from an issuance or sale by Ambassador of capital stock) plus any amounts payable under Section 5.04 in connection with such prepayment; and (3) the Borrower shall pay interest on the principal amount prepaid, accrued to the date of prepayment, on the prepayment date.

     2.07 Mandatory Prepayments. Upon the occurrence and during the continuance of a Specific Event of Default or at any time when the Borrower shall fail to comply with Section 8.15 the Borrower shall prepay the Mortgage Loans in an aggregate principal amount equal to 100% of Excess Cash Flow on the next Interest Payment Date and on each Interest Payment Date thereafter until all Mortgage Loans and all other amounts due under the Basic Documents shall have been paid in full.

     2.08  Additional Properties.

           (a) Subject to the terms and conditions hereof, the Borrower may from time to time notify the Lender of its intention to add additional real properties to the Collateral Property (each, an "Addition"), upon compliance with the provisions of this Section 2.08. The Borrower may exercise its rights under this Section by delivering a written notice (an "Addition Notice") to the Lender which shall refer to this Section, identifying the Property (the "Additional Property") which the Borrower intends to add to the Collateral.
The Addition Notice shall be accompanied by all of the documents in the possession of the Borrower (the "Approval Documents") referred to in clauses
(m), (n), (o), (p), (t) through (bb) (inclusive), (ee), (ff) and (gg) of
Section 6.01 (assuming for purposes of this Section 2.08 such proposed Additional Property were an Initial Property). The Lender shall review the Approval Documents and notify the Borrower within 10 Business Days after receipt of the last of the Approval Documents whether it (i) approves the proposed Additional Property as Collateral, (ii) rejects the proposed Additional Property as Collateral (and if the Lender rejects the proposed Additional Property as Collateral the Lender shall provide a statement of the reasons for such rejection) or (iii) requires a Market Study prepared by a third party. If the Lender requires a Market Study prepared by a third party, the Lender shall review such Market Study of the Additional Property and shall notify the Borrower within 10 Business Days after receipt of such Market Study whether the Lender accepts or rejects the proposed Additional Property as Collateral and if the Lender rejects such Additional Property as Collateral the Lender shall provide a statement of the reasons for such rejection. If within 10 Business Days after receipt by the Lender of the Approval Documents or the third party Market Study, as the case may be, the Lender has not given the notice required by the preceding sentences, the Borrower shall notify the Lender in writing, and if within 5 days of such notification the Lender has not provided the required notice, then such proposed Additional Property shall be deemed unacceptable to the Lender as Collateral. All Property which the Borrower proposes as Collateral must be satisfactory in all respects to the Lender in its sole discretion and the Lender shall not have any obligation to accept any Additional Property as Collateral even if the Borrower satisfies all of the express conditions of this Agreement. The Borrower shall pay on demand all reasonable fees and expenses incurred by the Lender in connection with its review of the Approval Documents and any due diligence related to the Additional Property notwithstanding that the Lender may reject any Additional Property as Collateral or an Addition shall not occur. With respect to the Cedar Creek Property, the Lender agrees to shorten the time periods specified in this Section 2.08(a) and in Section 2.08(c) as the Lender determines is reasonably necessary.

           (b) If the Lender shall have notified the Borrower that an Additional Property is acceptable Collateral (a "Preliminary

Approval Notice") then such proposed Additional Property shall become an Addition to Collateral subject to the fulfillment of the following conditions (the "Additional Collateral Conditions"):

             (1) no Default with respect to Section 9(a), 9(f), 9(g) or 9(h) shall have occurred and be continuing and no Event of Default shall have occurred and be continuing, in each case, as of the date of the Addition Notice or as of the date of the Preliminary Approval Notice and the Lender shall have received the documents referred to in clause (3) below;

             (2) the Borrower shall have delivered to the Lender a certificate of a senior financial officer of the Borrower setting forth the Debt Service Ratio immediately prior to and after such Addition (assuming the Approval Notice has been given) and showing in reasonable detail such computations;

             (3) the Lender shall have received the documents referred to in clauses (d), (e), (i), (j), (k), (l), (m), (q) and (s) of Section 6.01 with respect to the Additional Property (assuming for purposes of this Section 2.08 such proposed Additional Property were an Initial Property), each in form and substance reasonably satisfactory to the Lender;

             (4) the Borrower shall have delivered certified copies of all corporate action taken by the General Partner on behalf of the Borrower approving the Mortgage and any other Basic Document which the Borrower shall execute and deliver in connection with such Additional Property (including, without limitation, a certificate setting forth the resolutions of the board of directors of the General Partner adopted with respect of such transactions), together with an incumbency certificate for the General Partner;

             (5) the Borrower shall have delivered to the Lender such documents amending the Basic Documents to reflect the Addition to the Collateral (including, without limitation, an amendment to the Environmental Indemnity Agreement) and such other documents as the Lender or counsel to the Lender shall reasonably request, each in form and substance reasonably satisfactory to the Lender; and

             (6) the conditions set forth in Section 6.02 (other than that set forth in Section 6.02(a) as to which the preceding clause (b)(1) shall be applicable and Section 6.02(d)) shall have been satisfied (including, without limitation, evidence that in connection with such Addition (i) all fees and expenses payable to the Lender and its counsel have been (or contemporaneously are being) paid in full and (ii) all mortgage, mortgage recording and intangible taxes and recording charges required to be paid in connection with the execution, delivery or recording of the Security Documents as well as all title premiums and other title and survey charges have been or contemporaneously are being) paid in full).

           (c) Within 5 Business Days after the satisfaction of the Additional Collateral Conditions as determined by the Lender in its sole discretion, the Lender shall deliver to the Borrower written notice (the "Approval Notice") that the proposed Additional Property shall be deemed an Addition to the Collateral.

     2.09 Releases. Subject to Sections 2.06, 4.04 and 4.05, the Borrower shall have the right to prepay the Mortgage Loans and to obtain a Release terminating and releasing the Lien of the Security Documents in respect of any Release Property upon compliance with the provisions of this Section 2.09. The Borrower shall exercise its rights under this Section by delivering a written notice (a "Release Notice") to the Lender which shall refer to this Section, identify the Release Property and be accompanied by a counterpart of the Release executed and acknowledged by all parties thereto (if any) other than the Lender and in form for execution by the Lender and by a certificate of a senior officer of the Borrower certifying that the Release Conditions have been satisfied. Subject to the terms hereof, the Lender shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to the Borrower such counterpart within ten Business Days after receipt thereof. The obligation of the Lender to deliver a Release in respect of any Release Property shall be subject to the fulfillment of the following conditions (the "Release Conditions"):

           (a) no Default with respect to Section 9(a), 9(f), 9(g) or 9(h) shall have occurred and be continuing and no Event of Default shall have occurred and be continuing, in each case, as of the date of the Release Notice or as of the date (the "Release Date") that the Lender delivers the applicable Release;

           (b) if after giving effect to such Release, the aggregate outstanding principal amount of Mortgage Loans exceeds the Available Amount, the Borrower shall prepay such excess, together with interest accrued thereon to the date of prepayment plus any amounts payable in respect of such prepayment pursuant to
Section 5.04;

           (c) after giving effect to such Release of Collateral Property and the payments contemplated by clause (b) above, the Debt Service Ratio for the Borrower and the LP Debt Service Ratio for the Operating Partnership each shall not be less than 1.40 to 1.00 as set forth in the certificate delivered pursuant to Section 6.01(c) and the Borrower shall provide the Lender with a certificate of a senior financial officer of the Borrower setting forth in reasonable detail computations indicating such compliance;

           (d) the Lender shall have received such updates or confirmations relating to the tie-in endorsement(s) as the Lender may reasonably request;

           (e) the conditions set forth in Section 6.02 (other than that set forth in Section 6.02(a) as to which clause (a) above shall be applicable) shall have been satisfied; and

           (f) the Borrower shall have delivered to the Lender such documents amending the Basic Documents to reflect such Release and such other documents as the Lender or counsel to the Lender shall reasonably request, in each case in form and substance reasonably satisfactory to the Lender.

     2.10  Appraisals.  Prior to the occurrence of a Default with respect to
Section 9(a), 9(f), 9(g) or 9(h) or an Event of Default, the Lender shall be entitled to request only one appraisal (an "Appraisal") to be performed by an appraiser who is a member of the American Institute of Real Estate Appraisers and satisfactory to the Lender with respect to each Collateral Property or all the Collateral Properties. After the occurrence and during the continuance of a Default with respect to Section 9(a), 9(f), 9(g), or 9(h) or an Event of Default the Lender shall be entitled to request one or more Appraisals with respect to each Collateral Property or all the Collateral Properties. The Borrower shall pay all reasonable fees for any appraisals performed pursuant to this Section 2.10.

     Section 3.  Payments of Principal and Interest.

     3.01 Repayment of Mortgage Loans. The Borrower will pay to the Lender the principal of the outstanding Mortgage Loans, and each Mortgage Loan shall mature, on the Maturity Date.

     3.02 Interest. Subject to Section 5.02, the Borrower will pay to the Lender interest on the unpaid principal amount of each Mortgage Loan for the period from and including the date of such Mortgage Loan to but excluding the date such Mortgage Loan shall be paid in full, at the LIBOR Rate (as in effect from time to time) plus the Applicable Margin. Notwithstanding the foregoing upon the occurrence and during the continuance of any Event of Default, the Borrower will pay to the Lender interest at the applicable Post-Default Rate on the principal of all Mortgage Loans and (to the fullest extent permitted by law) on all other amounts payable by the Borrower hereunder or under the Note or under the other Basic Documents for the period from and including the date of such Event of Default to but excluding the date the same is paid in full or such Event of Default shall have been cured and is no longer continuing. Accrued interest on each Mortgage Loan shall be payable (i) on the Interest Payment Dates and (ii) upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Lender shall give written notice thereof to the Borrower.

     Section 4.  Payments; Computations; Etc.

     4.01  Payments.

     (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the Principal Office, not later than 2:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     (b) All payments of principal of the Mortgage Loans under this Agreement (including, without limitation, prepayments pursuant to Section 2.06, 2.07 or 2.09 or as a result of the acceleration of the Mortgage Loans pursuant to
Section 9) and under the other Basic Documents shall be applied to the Mortgage Loans in such manner and order of priority as the Lender shall elect in its sole and absolute discretion (subject to the Borrower's right under Section 4.05 to select the Mortgage Loan being prepaid under Section 2.06). Notwithstanding the foregoing, the amounts secured by any Jurisdictional Capped Mortgage (as defined in Section 6.02) shall not be reduced in connection with any payments of principal which the Lender has the right to apply to the Mortgage Loans in such manner and order of priority as the Lender shall elect in its sole and absolute discretion in accordance with the immediately preceding sentence until the aggregate principal amount of Mortgage Loans secured by such Jurisdictional Capped Mortgage(s) shall exceed the total principal amount of all Mortgage Loans then outstanding. In any such event, the Lender will determine in its sole discretion which Mortgages comprising such Jurisdictional Capped Mortgages are to be reduced.

     (c) If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any amount so extended for the period of such extension.

     4.02 Computations. Interest on Mortgage Loans shall be computed on the basis of a year of 360 days and actual days elapsed occurring in the period for which payable.

     4.03 Setoff. The Borrower agrees that, in addition, to (and without limitation of) any right of set-off or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances held by it for account of the Borrower, Ambassador or any Guarantor (or amounts due from it to the Borrower, Ambassador or any Guarantor) at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of the Mortgage Loans, or any other amount payable to the Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof, provided that the Lender's failure to give such notice shall not affect the validity thereof.

     4.04 Minimum Amounts. Each borrowing and optional prepayment of principal of Mortgage Loans shall be in an amount at least equal to $2,000,000.

     4.05 Certain Notices. Notices by the Borrower to the Lender of any termination or reduction of the Commitment, of borrowings of Mortgage Loans and of prepayments of Mortgage Loans pursuant to Section 2.06 shall be irrevocable and shall be effective only if received by the Lender not later than 2:00 p.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, or prepayment specified below:


                                              Number of
                                              Business
                     Notice                   Days Prior
                     ------                   ----------

                     Termination or
                     reduction of Commitment      15

                     Borrowing or prepayment
                     of Mortgage Loans             5


Each such notice of termination or reduction of Commitment shall specify the amount of the Commitment to be terminated or reduced. Each such notice of prepayment shall specify the Mortgage Loans to be prepaid and the amount (subject to Section 4.04), and the date of prepayment (which shall be a Business Day). Each notice of borrowing of Mortgage Loans shall be substantially in the form of Exhibit B hereto and shall specify the amount (subject to Section 4.04) to be borrowed, the date of borrowing (which shall be a Business Day), the Debt Service Ratio immediately prior to and immediately after such borrowing and shall be accompanied by such other information as the Lender may reasonably request. Each notice of borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in clauses (a), (b) and (e) of Section 6.02 (both as of the date of such notice and, unless the Borrower otherwise notifies the Lender prior to the date of such borrowing, as of the date of such borrowing).


     Section 5.  Yield Protection and Illegality.

     5.01  Additional Costs.

     (a) The Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any increase in costs which the Lender reasonably determines are attributable to its making or maintaining any Mortgage Loans or its obligation to make any Mortgage Loans hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any of such Mortgage Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

          (i) imposes or modifies any reserve, capital or similar requirement relating to any extensions of credit or other assets of the Lender or any commitment of the Lender (including the Commitment); or

          (ii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit) or the Commitment.

If the Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to the Lender, suspend the obligation of the Lender to make Mortgage Loans until the Regulatory Change giving rise to such request ceases to be in effect. In the event that the amount of compensation requested under this Section 5.01(a) in any twelve month period exceeds an amount equal to the product of (a) .35% and (b) the outstanding principal amount of the Mortgage Loans as of the date of the request for such compensation, then the Borrower shall have the right at any time thereafter to prepay all or any part of the Mortgage Loans hereunder together with any amounts payable pursuant to this Section and Section 5.04 in connection with such prepayment and accrued interest thereon.

     (b) Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Borrower shall pay directly to the Lender from time to time on request such amounts as the Lender may reasonably determine to be necessary to compensate the Lender for any costs which it determines are attributable to the maintenance by the Lender, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority, or pursuant to any risk-based capital guideline or other requirement (whether or not having force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority, of capital in respect to its Commitment or the Mortgage Loans (such compensation to be in an amount equal to any reduction of the rate of return on assets or equity of the Lender to a level below that which the Lender could have achieved but for such law, regulation, interpretation, directive or request).

     (c) The Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after the Lender obtains actual knowledge thereof; provided, however, that if the Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, the Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section
5.01 for costs incurred from and after the date 45 days prior to the date that the Lender does give such notice. The Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by the Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by the Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a), on its costs or rate of return of maintaining Mortgage Loans or its obligation to make Mortgage Loans, or on amounts receivable by it in respect of Mortgage Loans, and of the amounts required to compensate the Lender under this Section 5.01, shall be conclusive absent manifest error; provided that such determinations and allocations are made on a reasonable basis.

     5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to make or maintain Mortgage Loans bearing interest at the LIBOR Rate hereunder then the Lender shall promptly notify (a "Lender's Notice") the Borrower thereof and the Lender's obligation to make Mortgage Loans bearing interest at the LIBOR Rate shall be suspended until such time as the Lender may again make and maintain Mortgage Loans bearing interest at the LIBOR Rate and the Lender may offer to establish the interest rate applicable to the Mortgage Loans at the Lender's then customary spread (the "Substitute Spread"), taking into account the amount of the Mortgage Loans and the credit worthiness of the Borrower, above an index used for variable rate loans as reasonably determined by the Lender (the "Substitute Rate"). By written notice to the Lender within ten (10) days of receipt of the Lender's Notice, the Borrower may accept such offer in which case the interest rate applicable to the Mortgage Loans shall be a rate equal to the Substitute Rate as in effect from time to time plus the Substitute Spread. If the Borrower does not timely accept such offer, then from the date of Lender's Notice, the interest rate applicable to the Mortgage Loans shall be a rate equal to the Substitute Rate as in effect from time to time plus the Substitute Spread and the Borrower shall, upon the request of the Lender, prepay any Mortgage Loans then outstanding hereunder together with any amounts payable in connection with such prepayment pursuant to Section

5.04 and together with accrued interest thereon.

     5.03 Limitation on Types of Mortgage Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Rate for any Interest Period, the Lender determines (which determination shall be conclusive absent manifest error) that:

     (a) quotations of interest rates for the deposits referred to in the definition of "LIBOR Rate" in Section 1.01 are not being provided for purposes of determining rates of interest for Mortgage Loans; or

     (b) the rates of interest referred to in the definition of "LIBOR Rate" in Section 1.01 upon the basis of which the rate of interest for Mortgage Loans is to be determined are not likely to adequately cover the cost to the Lender of making or maintaining Mortgage Loans for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lender may offer to establish the interest rate applicable to the Mortgage Loans at the Substitute Rate plus the Substitute Spread and the Borrower may, by written notice to the Lender within ten (10) days of receipt of such notice, accept such offer, in which case the interest rate applicable to the Mortgage Loans shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread, provided that if the Borrower does not timely accept such offer, then from the date of such notice, the interest rate applicable to the Mortgage Loans shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread and the Lender shall be under no obligation to make additional Mortgage Loans and the Borrower shall on the last day(s) of the then current Interest Period(s) for the outstanding Mortgage Loans prepay such Mortgage Loans.

     5.04 Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or expense which the Lender reasonably determines are attributable to:

     (a) any payment or prepayment of a Mortgage Loan for any reason (including, without limitation, the acceleration of the Mortgage Loans pursuant to Section 9) on a date other than the last day of the Interest Period for such Mortgage Loan; or

     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in
   Section 6 to be satisfied) to borrow a Mortgage Loan on the date for such borrowing specified in the relevant notice of borrowing given pursuant to
   Section 4.05.

Such compensation shall equal the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid or not borrowed for the period from the date of such payment or failure to borrow to the last day of the then current Interest Period for such Mortgage Loan (or, in the case of a failure to borrow, the Interest Period for such Mortgage Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Mortgage Loan provided for herein over (ii) the cost of funds to the Lender of making such Mortgage Loan (as reasonably determined by the Lender).

     Section 6.  Conditions Precedent.

     6.01 Closing Date. This Agreement shall become effective on the Closing Date, provided that the Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

     (a) Corporate and Partnership Documents. The following documents, each certified as indicated below:

           (i) a copy of the certificate of limited partnership, as amended, of the Borrower, certified by the Secretary of State of the State of Delaware as of a recent date and a copy of the partnership certificate or articles of incorporation, as amended, of Ambassador and each Guarantor, certified by the Secretary of State of its jurisdiction of organization, and a certificate as to the good standing of and organizational documents filed by the Borrower, Ambassador and each Guarantor from such Secretary of State, dated as of a recent date;

           (ii) a certificate of the Secretary or an Assistant Secretary of the Borrower, Ambassador and each Guarantor dated the Closing Date and certifying (A) that, in the case of the Borrower and the Operating Partnership, attached thereto is a true and complete copy of the partnership certificate as in effect on the date of such certificate, and that, in the case of the General Partner and Ambassador, attached thereto is a true and complete copy of the charter and by-laws of such Person, (B) that attached thereto is a true and complete copy of, in the case of the Borrower, the Partnership Agreement and, in the case of the Operating Partnership, the partnership agreement of the Operating Partnership, as in effect on the date of such certificate, (C) that attached thereto is a true and complete copy of resolutions duly adopted the board of directors of the General Partner and Ambassador, authorizing the execution, delivery and performance of such of the Basic Documents to which such Person
     (and, in the case of the General Partner, the Borrower) is or is intended to be party and the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and
           (D) that the partnership certificates of the Borrower and the Operating Partnership have not been amended since the date of the certification thereto furnished pursuant to clause (i) above.

           (b) Incumbency. A certificate of the General Partner and Ambassador as to the incumbency and specimen signature of each officer of such Person executing such of the Basic Documents to which such Person (and, in the case of the General Partner, the Borrower and, in the case of Ambassador, the Operating Partnership) is intended to be a party and each other document to be delivered by such Person (and, in the case of the General Partner, the Borrower and, in the case of Ambassador, the Operating Partnership) from time to time in connection therewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and a certificate of another officer of each such Person as to the incumbency and specimen signature of such Person, and a corresponding certificate of another officer of such Person as to its signing officers.

           (c) Officer's Certificate. A certificate of a senior financial officer of the Borrower to the effect set forth in Section 6.02(h).

           (d) Opinion of Counsel to the Borrower, Ambassador and the Guarantors. Opinions of counsel to the Borrower, Ambassador and the Guarantors with respect to such matters as the Lender may reasonably request and otherwise in form and substance reasonably satisfactory to the Lender.

           (e) Local Counsel Opinions. Opinions of local counsel to the Lender in each of the states in which the Initial Properties are located with respect to such matters as the Lender may reasonably request and otherwise in form and substance reasonably satisfactory to the Lender.

           (f) Note.  The Note, duly completed and executed.

           (g) Security Documents. The GP Guarantee Agreement, the LP Guarantee Agreement and the REIT Agreement, duly executed and delivered by each Guarantor, the Borrower, Ambassador and the Lender, as applicable.

           (h) Indemnity Agreement. The Environmental Indemnity Agreement, duly executed by the Borrower, Ambassador, the Guarantors and the Lender.

          (i) Mortgages, Etc. Duly recorded first Mortgages which shall constitute valid first mortgage liens on the fee simple title to the Initial Properties (collectively, the "Initial Mortgages") and which shall secure all of the Secured Obligations (as defined in the Initial Mortgages), subject only to such defects, Liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as shall be approved by the Lender, together with duly recorded first Assignments relating to the Initial Properties.

          (j) UCC Financing Statements. UCC-1 financing statements covering fixtures on each Initial Property, in each case appropriately completed and duly executed and delivered to the Lender for filing in the appropriate county land offices.

          (k) Searches. Copies of the UCC filing searches, tax lien searches, judgment, real estate tax searches and municipal department searches setting forth any and all building violations (if available) conducted in respect of the Borrower and each Initial Property in all relevant jurisdictions and in each county where an Initial Property is located demonstrating as at a recent date the existence of no other financing statements (other than in respect of Permitted Liens) with respect to the Borrower or to such Initial Property, together with evidence that any filing fees or recording taxes payable in connection with any such searches have been paid.

          (l) Management Agreements. Certified copy of each Management Agreement for the Initial Properties, duly executed by the parties thereto, together with a consent and subordination agreement relating thereto (in form and substance satisfactory to the Lender), duly executed by each Manager.

          (m) Title Insurance. Policies of title insurance on forms of and issued by one or more title companies satisfactory to the Lender (the "Title Companies"), showing fee simple title vested in the Borrower and insuring the first priority of the Liens created under the Initial Mortgages in an amount for each Initial Property equal to not less than the Allocated Title Amount for such Initial Property, subject only to such defects, Liens, restrictions, easements and other title exceptions as are reasonably satisfactory to the Lender, together with, as may be reasonably required by the Lender, such reinsurance schedules and agreements in respect of all then existing title insurance policies for the Collateral Properties in amounts and otherwise in form and substance reasonably satisfactory to the Lender and executed by the Title Companies, and containing such endorsements and affirmative insurance provisions as the Lender may reasonably require. In addition, the Borrower shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and endorsements and an amount equal to the recording and stamp taxes (including mortgage recording taxes) payable in connection with recording the Initial Mortgages in the appropriate county land offices.

          (n) Environmental Audit. Evidence reasonably satisfactory to the Lender that (1) there are no pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Materials at, in, on or under any Initial Property, (2) each Initial Property is in compliance with all Environmental Laws applicable to such Initial Property, and (3) no Hazardous Materials exist at, in, on or under such Initial Property except in compliance with applicable Environmental Laws. Such evidence shall include, without limitation, (i) a comprehensive environmental audit (which shall include, without limitation, a visual survey, a record review and an area reconnaissance, an asbestos and lead paint analysis and a Phase I environmental study and, if the Lender shall request, a Phase II environmental study), reasonably satisfactory, in form and substance, to the Lender, conducted and certified by a qualified, independent environmental consultant licensed by the relevant state(s) in which each Initial Property is located, (ii) evidence that all required approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Initial Properties, if any, in connection with Environmental Laws have been obtained, and (iii) such other environmental reports, inspections and investigations as the Lender shall, in its reasonable discretion, require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to the Lender. All such audits, approvals, reports, inspections and investigations shall be paid for by the Borrower and shall be reasonably satisfactory, in form and substance, to the Lender.
     Evidence satisfactory to the Lender that (A) the Borrower has complied (or has made arrangements to comply) with the recommendations of all environmental consultant(s) referred to above, and (B) except as otherwise described in the reports set forth on Schedule VII hereto, all Hazardous Materials have been removed from each Initial Property to the extent required by applicable law.

          (o) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to the Basic Documents and the designation of the Lender as the loss payee thereunder, such certificates to be in such form and contain such information as is specified in the Basic Documents. In addition, an original prepaid policy or policies of general liability insurance, boiler and machinery insurance, hazard, fire and other casualty insurance (including earthquake insurance, if available at commercially reasonable rates), rent loss and business interruption insurance and such other types of insurance as the Lender may reasonably deem appropriate, all in such amounts as are required under the Basic

     Documents providing full extended coverage and naming the Lender, in each instance, as the first mortgagee under a New York Standard Mortgagee Clause (or local equivalent) or otherwise covering the Lender's interest in each Initial Property in a manner reasonably satisfactory to the Lender. All insurance shall be issued by an insurance company or companies acceptable to the Lender. If any Initial Property, or any part thereof, is located in an area designated by the U.S. Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, then such insurance shall be furnished.

          (p) Operating Statements. Operating statements for each Initial Property for the one-year period most recently ended prior to the Closing Date, in form and substance reasonably satisfactory to the Lender, together with the financial information for each Initial Property described in Section 8.01(g); provided, however, that, if such operating statements or financial information are not available, the Borrower shall provide the Lender with operating statements and financial information for such periods as the Borrower can obtain using reasonable efforts and any other financial information reasonably requested by the Lender.

          (q) Security Agreement. A security agreement granting a valid first priority security interest, free of chattel mortgages, security agreements, conditional sales contracts and other Liens or title retention arrangements, on all fixtures, equipment and articles of personal property now or thereafter affixed to, or used in connection with, each Initial Property to the extent owned by the Borrower. Such security interest shall be granted in the Initial Mortgages or in such other instruments as the Lender may reasonably require, and the Borrower shall execute and deliver such UCC financing statements as the Lender may reasonably require in connection therewith.

          (r) Intentionally Omitted.

          (s) Tie-In Endorsement. To the extent available, a tie-in endorsement with respect to the Initial Properties issued by a Title Company.

          (t) Survey. A survey of each Initial Property, prepared by a licensed or registered land surveyor satisfactory to the Lender, in compliance with the minimum standard detail requirements for land title surveys adopted by the American Land Title Association and American Congress on Surveying and Mapping, and certified to the Lender, the Borrower, the Title Companies and any other parties requested by the Lender as of a certification date approved by the Lender. The survey shall show the dimensions and total acreage of each Initial Property, all interior lot lines of each Initial Property, the locations of all buildings, parking areas and other improvements situated on each Initial Property, all visible utility structures affecting each Initial Property, all visible easements and rights of way pertaining to or affecting each Initial Property, all encroachments onto or from each Initial Property, all easements and rights of way pertaining to or affecting each Initial Property of which the surveyor[s] have been advised, the location and name of all streets adjacent to each Initial Property, all modes of ingress and egress to and from each Initial Property and such other details as to each Initial Property (and any property abutting such Initial Property) as may be reasonably requested by the Lender.

          (u) Zoning Compliance; Occupancy. Evidence reasonably satisfactory to the Lender regarding compliance with (i) all applicable zoning, subdivision, environmental and other laws, orders, rules, regulations and requirements of all governmental or quasi-governmental authorities having jurisdiction with respect to the Initial Properties, and (ii) a copy of the certificates of occupancy certified by the Borrower for each Initial Property.

          (v) Legal Description. A satisfactory legal description of each Initial Property which is consistent, in all respects, with the survey delivered pursuant to Section 6.01(t).

          (w) Budget. An itemized budget for the operation of each Initial Property for the 1997 calendar year, which budget(s) shall be reasonably satisfactory, in form and substance, to the Lender.

          (x) Material Contracts. Certified copies of all material contracts and agreements relating to each Initial Property, including, without limitation, all service contracts and management agreements covering or affecting each Initial Property, the form of residential lease for each Initial Property and all permits, approvals and licenses issued with respect to each Initial Property.

          (y) Access. Evidence that each Initial Property has access for ingress and egress between such Initial Property and all public roadways in the immediate vicinity of such Initial Property.

          (z) Utility Services. Evidence that all utility services required for each Initial Property are available and in adequate supply at the boundaries of such Initial Property and are not subject to curtailment, termination or revocation.

          (aa) Property Condition Report. Reports covering the structural condition of each Initial Property together with "as-built" plans and specifications prepared, in each case, by an engineer or other professional reasonably satisfactory to the Lender.

          (bb) Tax Assessment. Evidence that each Initial Property is assessed separate and apart from any other Property for local property tax and subdivision purposes.

          (cc) Fees and Expenses. Evidence (including, without limitation, payment instructions given by the Borrower) that (1) all fees and expenses payable to the Lender, including without limitation, the fees and expenses referred to in Sections 2.04 and 10.03, to the extent then due and payable, have been (or contemporaneously are being) paid in full, and (2) all mortgage, mortgage recording and intangible taxes and recording charges required to be paid in connection with the execution, delivery or recording of the Security Documents as well as all title premiums and other title and survey charges have been (or contemporaneously are being) paid in full.

          (dd) Financials. A certificate of a senior financial officer of the Borrower attaching thereto (1) the financial statements referred to in
     Section 7.02 and (2) a budget and financial forecast of income and expenses and sources and uses of cash for the Borrower for the 1997 calendar year (in form and detail satisfactory to the Lender), together with a written statement of the assumptions used in the preparation thereof and a certificate of such senior financial officer to the effect that such budget, financial forecast and assumptions are reasonable and represent the Borrower's best good faith estimates of its future financial performance and requirements, it being understood that such budget, financial forecast and assumptions are not to be viewed as facts to the extent that they relate to future events and that actual results may differ materially from those projected therein.

          (ee) Rent Roll, Etc. A rent roll and delinquency report for each Initial Property, in form and substance reasonably satisfactory to the Lender, certified by a senior officer of the Borrower.

          (ff) Market Study. A Market Study for each Initial Property, in form and substance reasonably satisfactory to the Lender.

          (gg) Other Documents. Such other documents relating to the transactions contemplated hereby as the Lender may reasonably request.

     6.02 Initial and Subsequent Mortgage Loans. The obligation of the Lender to make any Mortgage Loan to the Borrower upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the further conditions precedent that the Lender shall have received the following documents, and that both immediately prior to the making of such Mortgage Loan and also after giving effect thereto:

     (a)  Default.  No Default shall have occurred and be continuing.

     (b) Representations. Except for representations and warranties expressly made or deemed made as of a specific date which shall be expressly stated to be true and correct on and as of such date when made again on the date of the making of a Mortgage Loan, the representations and warranties made by the Borrower in Section 7 and in the other Basic Documents and made by each Guarantor in Section 3 of each Guarantee Agreement and in the other Basic Documents and made by Ambassador in Section 2 of the REIT Agreement shall be true and complete in all material respects on and as of the date of the making of such Mortgage Loan with the same force and effect as if made on and as of such date.

     (c)  Recording Taxes.

          (1) The Borrower shall have paid all mortgage recording taxes payable (if any) in each jurisdiction in which any Collateral Property is located.

          (2) Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in any Mortgage, the Borrower and the Lender specifically acknowledge and agree that, to the extent there is a payment of principal in connection with the Mortgage Loans which results in the aggregate outstanding principal amount of the Mortgage Loans being less than the aggregate maximum principal amount of the Mortgage Loans secured by any Jurisdictional Capped Mortgage(s) in any one state (whether or not such aggregate outstanding principal amount of the Mortgage Loans was originally less than the aggregate maximum principal amount of the Mortgage Loans secured by such Jurisdictional Capped Mortgage(s) prior to such payment), then (a) the Borrower may thereafter be required to pay additional mortgage recording taxes in connection with any future advance or re-advance pursuant to this Agreement so that the Jurisdictional Capped Mortgages in existence at the time of such advance or re-advance will secure, in accordance with applicable law, the amount of such advance or re-advance up to the aggregate maximum original principal amount secured by such Jurisdictional Capped Mortgage(s), and (b) if and to the extent that the Lender reasonably and in good faith determines that any such additional mortgage recording taxes are so due and payable in connection with any such future advance or re-advance, the Borrower shall pay such additional mortgage recording taxes to the appropriate governmental taxing authorities, and shall duly execute and deliver to the Lender any and all supplemental or additional mortgages and consolidation agreements in form and substance reasonably satisfactory to the Lender (or otherwise containing terms and conditions substantially similar to those contained in the Jurisdictional Capped Mortgages in existence on the date hereof) as may be reasonably required by the Lender in connection therewith.

          (3) As used herein, "Jurisdictional Capped Mortgages" shall collectively mean, for each state, all of the Mortgage(s) now or hereafter covering Collateral Property located in such state which by their terms secure a maximum original principal amount of indebtedness which is less than the Commitment as in effect from time to time, whether for the purpose of limiting the debt secured by such Mortgage and the mortgage recording taxes payable in connection therewith or otherwise with the Lender's approval; and the "aggregate maximum principal amount of the Mortgage Loans secured by any such Jurisdictional Capped Mortgage(s)" shall mean the aggregate maximum original principal amount of indebtedness secured by all of the Mortgages covering Collateral Property in such state as specified in such Mortgages.

        (d) Title Updates. The Lender shall have received a notice of title continuation and an endorsement to each of the existing title insurance policies covering the Collateral Properties insuring that since the making of the last Mortgage Loan there has been no change in state of title or priority of the Lender's Lien and no survey exceptions not theretofore approved by the Lender, together with other evidence satisfactory to the Lender that no mechanics liens or other Liens have been filed and remain filed with respect to the Collateral Properties, which endorsement shall have the effect of (i) updating the date of the existing title insurance policies covering the Collateral Properties to the date of the making of such Mortgage Loan and insuring that the priority of the Lender's Lien is not subject to any intervening Liens arising between the date of the existing title policies and the date of the making of such Mortgage Loan and (ii) increasing the coverage of the existing title insurance policies by an amount equal to the Mortgage Loan then being made, together with, as may be required by the Lender, such reinsurance schedules and agreements in respect of all existing title insurance policies for the Collateral Properties in amounts and otherwise in form and substance reasonably satisfactory to the Lender and executed by the Title Companies; provided that (1) the Borrower shall not have any obligation to deliver such notice of title continuation or endorsement if the Borrower shall have delivered such notices and endorsements within 60 days prior to the date of the making of such Mortgage Loan (unless the aggregate principal amount of the Mortgage Loan(s) being made is equal to or greater than $10,000,000 in which case notwithstanding the foregoing the Borrower shall deliver such notice of title continuation and endorsement) and (2) with respect to Collateral Properties located in the State of Texas the Borrower shall not have any obligation to deliver such notice of title continuation or endorsement for any such Collateral Property but shall deliver to the Lender in lieu thereof a clean abstract issued by the Title Company or letter from the Title Company in form and substance reasonably satisfactory to the Lender indicating that there does not exist any unreleased Liens on any such Collateral Property on the date of the making of such Mortgage Loans and indicating that the state of title or priority of the Lender's Lien with respect to such Collateral Property on the date of the making of such Mortgage Loans has not been impaired from the state of title or priority of the Lender's Lien on the Closing Date with respect to such Collateral Property (or on such date on which a Property becomes an Addition to Collateral with respect to an Additional Property). The Lender shall have also received such updates relating to the tie-in endorsement(s) as the Lender may reasonably request.

          (e) Ratios. (1) Each of the Debt Service Ratio, the Ambassador Debt Service Ratio and the LP Debt Service Ratio shall not be less than 1.40 to
     1.00 and (2) the Total Market Value of all outstanding shares of common stock of Ambassador plus all outstanding Common Units of the Operating Partnership (other than Common Units held by Ambassador) shall not be less than $75,000,000.

          (f) Accommodation Documents. The Borrower shall have executed and delivered to the Lender such documents and agreements and taken such action including, without limitation, executing such amendments or supplements to the Basic Documents, which in the reasonable judgment of the Lender, are necessary so that the Lender shall not (in the reasonable judgment of the Lender) be required to qualify to do business in or obtain any licenses or authorization in any jurisdiction in which any Collateral Property is located.

          (g) Fees and Expenses. Evidence (including, without limitation, payment instructions given by the Borrower) that (1) all fees and expenses payable to the Lender, including, without limitation, the fees and expenses referred to in Sections 2.04 and 10.03, to the extent then due and payable, have been (or contemporaneously are being) paid in full and
     (2) all mortgage, mortgage recording and intangible taxes and recording charges required to be paid in connection with the execution, delivery or recording of the Security Documents as well as all title premiums and other title and survey charges have been (or contemporaneously are being) paid in full.

          (h) Officer's Certificate. A certificate of a senior officer of the Borrower certifying that to the best of his/her knowledge after due inquiry the conditions set forth in clauses (a), (b), and (e) of this
     Section 6.02 are satisfied.

          (i) Other Documents. Such other documents relating to such transactions as the Lender may reasonably request.

     Section 7. Representations and Warranties. The Borrower represents and warrants to the Lender that:

     7.01 Existence. Each of the Borrower and its Subsidiaries: (a) is a corporation, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

     7.02 Financial Condition. The actual balance sheet of the Borrower as at December 31, 1996, the actual statement of operations of the Borrower for the period ended on December 31, 1996 and the statement of operations of the Borrower for the trailing twelve month period ended on April 30, 1997 heretofore furnished to Lender pursuant to Section 6.01(dd) fairly present the financial condition of the Borrower as at December 31, 1996 and the results of operations for the period ended on December 31, 1996 and April 30, 1997, respectively, (subject in the case of such statements to the assumption that the Initial Properties have during such entire period, constituted all of the Collateral Properties) all in accordance with reasonable financial projection methodology and based upon reasonable assumptions, it being understood that any such projections and assumptions are not to be viewed as facts to the extent that they relate to future events and that actual results may differ from those projected therein. The Borrower did not have on said date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said date and except to the extent not required to be so disclosed under GAAP. Since April 30, 1997, there has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in said financial statements as at said date.

     7.03 Litigation. Except as disclosed on Schedule II hereto, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     7.04 No Breach. Except as set forth on Schedule VIII hereto, none of the execution and delivery of this Agreement or any other Basic Document to which the Borrower is a party, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except such consents as have been obtained) under, the charter or by-laws, the Partnership Agreement or the organizational documents of the Borrower or the General Partner, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or the General Partner or any of their respective Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Lien arising under the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or the General Partner or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.

     7.05 Action. The Borrower has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the other Basic Documents to which it is a party; the execution, delivery and performance by the Borrower of this Agreement and the other Basic Documents to which it is a party have been duly authorized by all necessary action on its part; and each of this Agreement and the other Basic Documents to which the Borrower is a party has been duly and validly executed and delivered by the Borrower and constitutes, and the Note when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of this Agreement and the other Basic Documents to which it is a party (other than in connection with the creation or perfection of Liens arising under the Security Documents) or for the validity or enforceability thereof.

     7.07 Use of Mortgage Loans. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock and no part of the proceeds of any Mortgage Loan hereunder will be used to buy or carry any margin stock.

     7.08 ERISA. (a) No Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA and each Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and (b) none of the Borrower, Ambassador, any Guarantor or, to the extent that the Borrower, Ambassador or any Guarantor could have joint and several liability therefor, any ERISA Affiliate has incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business or to pay premiums to the
PBGC). Except as disclosed on the financial statements provided to the Lender in accordance with this Agreement, no employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that the Borrower, Ambassador or any Guarantor maintains, sponsors, contributes to or is obligated to contribute to provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee beyond retirement or termination of service other than (a) coverage mandated by law,
(b) retirement or death benefits under any Plan that is intended to be qualified under Section 401(a) of the Code or (c) disability benefits under any such employee welfare benefit plan that have been fully provided for by insurance or otherwise, in an amount which, in the aggregate, would be material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of Ambassador and its Consolidated Subsidiaries taken as a whole or, with respect to an obligation solely of the Borrower, of the Borrower and its Consolidated Subsidiaries taken as a whole. None of the Borrower, the General Partner or the Operating Partnership is, or, in connection with this Agreement or any Mortgage Loan, is acting on behalf of, any employee benefit plan subject to either Title I of ERISA or Section 4975 of the Code.

     7.09 Taxes. Each Guarantor, Ambassador, the Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them; except such taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained as required by Section 8.03. The charges, accruals and reserves on the books of each Guarantor, Ambassador, the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. There are not presently pending any special assessments against the Collateral or any part thereof.

     7.10 Investment Company Act. Neither Ambassador nor any Guarantor nor the Borrower is an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     7.11 Equal Employment and Non-Discrimination. The Borrower has complied with all applicable federal, state and local legal requirements regarding equal employment opportunity and non-discrimination (including, without limitation, the requirements of Executive Order 11246).

     7.12 Subsidiaries, Etc. Set forth in Schedule III hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Borrower (and the respective jurisdiction of organization of each such Subsidiary) and of all Investments (other than Permitted Investments) held by the Borrower and its Subsidiaries in any joint venture or other Person. Except as disclosed in Schedule III hereto and except with respect to any Subsidiary which is a Delaware corporation any Lien arising under Section 324 of the Delaware General Corporation Law, the Borrower owns, free and clear of Liens, all outstanding shares or equity interests of such Subsidiaries (and each such Subsidiary owns, free and clear of Liens (other than with respect to any Subsidiary which is a Delaware corporation any Lien arising under Section 324 of the Delaware General Corporation Law), all outstanding shares or equity interests of its Subsidiaries) and all such shares are validly issued, fully paid and non-assessable and the Borrower (or the respective Subsidiary) also owns, free and clear of Liens (other than with respect to any Subsidiary which is a Delaware corporation any Lien arising under Section 324 of the Delaware General Corporation Law), all such Investments.

     7.13 Title. The Borrower is the sole beneficial owner of, and has good and marketable title to, all of the tangible Property and assets reflected as owned by it in the balance sheet referred to in Section 7.02 and good and valid leasehold interests in all Properties held under lease, and none of such Properties or assets will be subject to any Lien (other than Permitted Liens). The Borrower has good title to all of the Collateral reflected as owned in the balance sheet of the Borrower referred to in Section 7.02, free and clear of all Liens, other than Permitted Liens, which, in the aggregate, are not substantial in amount, do not in any case materially detract from the value, utility, operation or legality of the Property subject thereto or materially impair the operation of the Borrower and have only arisen in the ordinary course of business of the Borrower.

     7.14 Partners, Etc. The sole general partner of the Borrower is the General Partner. The only limited partner of the Borrower is the Operating Partnership. Neither the Borrower nor any of its Subsidiaries has any obligation to any Person to purchase, repurchase or issue any ownership interest in it. Neither the Borrower nor any of its Subsidiaries has any obligation to any Person to sell, pledge or otherwise transfer any of its interest in any of its Subsidiaries except pursuant to the Security Documents.

     7.15 Restricted Activities. The Partnership Agreement provides that so long as any Secured Obligation (as defined in the Security Agreement) remains outstanding and the Commitment remains in effect the Borrower may not engage in any business activity other than activities necessary, appropriate, suitable or convenient to (i) acquiring, owning, operating, leasing, developing, renovating, marketing, managing and selling or otherwise disposing of the Collateral Properties and any properties which have been released from the Lien of the Security Documents, (ii) borrowing Indebtedness that is not prohibited under Section 8.07, (iii) granting Liens that are not prohibited under Section 8.06, and (iv) entering into, or modifying, contractual arrangements for the management of the Collateral Properties and any properties which have been released from the Liens of the Security Documents.

     7.16 Other Activities. The charter of the General Partner of the Borrower requires that the board of directors of the General Partner will at all times consist of at least one director who is not an officer, director or employee of, or subject to control by, Ambassador or any Guarantor or any Subsidiaries or any Affiliates thereof and does not own, directly or indirectly, stock or ownership interests in the Borrower, Ambassador, any Guarantor, any Subsidiary or Affiliate thereof or any shareholders or partners of any of the foregoing and is otherwise independent of the Borrower, Ambassador and each Guarantor and their respective Subsidiaries and Affiliates (the "Independent Director"); provided that an Independent Director of Ambassador may be an Independent Director of the General Partner. The Borrower has at all times since its formation, (i) kept its own separate books and records, used separate stationary, invoices and checks, filed its own tax returns, maintained its own bank accounts, kept its funds or other assets separate from the funds or other assets of Ambassador, each Guarantor and all other Persons, all to the extent necessary, to maintain an existence separate and apart from Ambassador, each Guarantor and any Affiliate, (ii) funded from its own assets (including its initial working capital reserve) all of its activities, expenses and liabilities, (iii) paid its own operating expenses and liabilities from its own funds, (iv) observed all customary partnership procedures and formalities, (v) identified itself, in all dealings with the public, under its own partnership name and as a separate and distinct entity, and not identified itself as being a division or a part of Ambassador, any Guarantor or any other Person or identified Ambassador, any Guarantor or any other Person as being a division or a part of the Borrower, (vi) maintained financial statements, records and books of account separate from those of Ambassador, each Guarantor or any other Person, (vii) insured that its office bears a reasonable allocation of the expenses associated with the offices of its partners and Affiliates, and (viii) except as expressly permitted by this Agreement, conducted all transactions and dealings between it and its Affiliates on an arm's length basis and otherwise as set forth in Section 8.11. Without limiting the forgoing, the Borrower has maintained in place, and has caused each of its Subsidiaries to maintain in place, all policies and procedures and has taken and will continue to take, and has caused each of its Subsidiaries to take and will continue to take, all actions to ensure that (A) creditors deal with the Borrower and each of its Subsidiaries as separate economic units (and not as a single economic unit with any of its partners or any other Affiliate of the Borrower or such Subsidiary) and (B) the affairs of the Borrower and each of its Subsidiaries are kept separate from those of its partners and each other Affiliate of the Borrower or such Subsidiary (and not entangled with the affairs of any of its partners or any other Affiliate of the Borrower or such Subsidiary). The corporate charter of the General Partner of the Borrower provides that a majority vote of all the directors of the General Partner (including the affirmative vote of the Independent Director) is necessary (i) for any dissolution, liquidation, merger or consolidation, or to transfer all or substantially all of the assets of the General Partner (ii) to seek relief under any federal or state bankruptcy law or (iii) for any amendment of the General Partner's charter related to the purpose of the General Partner, the vote of the Board of Directors required to do any of the acts described in clauses (i) and (ii) of this sentence, the requirement for an Independent Director, and the subordination of indemnification obligations.

     7.17  Employees.  The Borrower has no employees.

     7.18 Solvency. None of the transactions contemplated by the Basic Documents will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of the Borrower, and the Borrower is not and will not be rendered insolvent by such transactions and will have received fair and reasonably equivalent value in good faith for the grant of the Liens created by the Security Documents. The Borrower is able to pay its debts as they become due, including contingent obligations reasonably likely to become due.

     7.19 Delinquent Property Liens. Except for claims which are not material in amount or which are expressly permitted to exist under this Agreement or which otherwise constitute Permitted Liens, there is no delinquent tax, sewer rent, water charge, assessment or other outstanding charge against any Collateral Property; and, except as shown in the title policies, there are no mechanics' or similar Liens or, to the Borrower's knowledge, claims for overdue payment for work performed by or on behalf of the Borrower, labor or material affecting the Collateral Properties which are or could reasonably be expected to become Liens prior to, or equal with, the Liens of the Mortgages and, except as previously disclosed in writing to the Lender, there are no mechanics' or similar Liens or claims affecting a material portion of the Collateral Properties which have not been insured or endorsed over by the Title Companies issuing the title policies.

     7.20 Insurance. Each Collateral Property is covered by insurance of the type and in the amounts and provided by the carriers required by the Mortgage encumbering such Collateral Property.

     7.21 Lien Priority. Upon due recordation in the appropriate recording offices, the Mortgages will constitute valid, subsisting and enforceable first priority Liens and perfected security interests on the Collateral Properties owned by the Borrower, including all buildings and fixtures which constitute part of such Collateral Properties under applicable law, and all additions, alterations and replacements made at any time with respect to the foregoing, subject only to Permitted Liens.

     7.22 Improvements. Except as disclosed in the surveys or title policies delivered to Lender hereunder, all improvements comprising a portion of any Collateral Property lie wholly within the boundary and building restriction lines of such Collateral Property and no improvements on adjoining properties encroach upon any Collateral Property in any material respect.

     7.23 Casualty; Condemnation. The Collateral Properties are free of material damage and waste and there is no proceeding pending or, to the best of the Borrower's knowledge, threatened, for the total or partial taking of any Collateral Property.

     7.24 Zoning and Other Laws. Each Collateral Property and the use and operation thereof, separate and apart from any other properties, constitutes a legal use under applicable zoning regulations and complies in all material respects with all applicable requirements of law and all applicable insurance requirements. With respect to each Initial Property, since the date of the zoning letter from the applicable municipality delivered to the Lender on or prior to the Closing Date, (i) there has been no change in the use of such Initial Property, (ii) there has been no construction at such Initial Property and (iii) the Borrower has not received any notice from the applicable municipality regarding (A) any alleged violation of applicable zoning regulations or (B) a change in the zoning applicable to such Initial Property. Each Collateral Property complies in all material respects with the applicable provisions of the Americans with Disabilities Act and the Fair Housing Amendments Act of 1988 and all applicable regulations issued thereunder and each similar applicable state law and regulation.

     7.25 Management Agreement. The Borrower has made available to Lender a correct and complete copy of each Management Agreement relating to the Collateral Properties and all amendments thereto.

     7.26 Contracts. Schedule V sets forth a description of each contract, service contract or other agreement and management agreement (including all amendments thereto) to which the Borrower, each Guarantor or any Affiliate thereof is a party which is material to the value, utility, operation or legality of any Collateral

Property other than any such contract or agreement which may be terminated on thirty days' or less notice and without any material penalty and the information set forth in such Schedule is correct and complete in all material respects. A correct and complete copy of each contract or other agreement and management agreement (including all such amendments) specified on Schedule V has been provided to the Lender and each thereof is unmodified (except as set forth on Schedule V) and in full force and effect and neither the Borrower nor, to the Borrower's knowledge, any other party to any thereof is in default thereunder (other than any defaults which, if uncured, would not have a material adverse effect on the value, utility, operation or legality of the applicable Collateral Property).

     7.27 Permits. There has been issued in respect of each Collateral Property all permits and governmental approvals necessary or required to own, operate, use and occupy such Collateral Property in the manner currently operated, including any required permits relating to Hazardous Materials, other than any such permit or approval which, if not obtained, would not have a material adverse effect on the value, utility, operation or legality of such Collateral Property. Each such permit is in full force and effect and the Borrower has not received any notice of violation or revocation thereof. No other permits are required from any governmental entity in order to operate any Collateral Property as it is now operated.

     7.28 Utilities. The Borrower has not received any written notice of actual or threatened reduction or curtailment of any utility service now supplied to any Collateral Property.

     7.29 Certificates of Occupancy. The Borrower has not received any written notice of actual or threatened cancellation or suspension of any certificate of occupancy for any portion of any Collateral Property and all existing certificates of occupancy (to the extent required by applicable law) are in full force and effect.

     7.30 Assessments. The Borrower has not received any written notice of actual or threatened special assessments or reassessments of any Collateral Property which is not reflected on financial information previously delivered to Lender or which would have a Material Adverse Effect.

     7.31 Condition of Properties. Except as set forth in the reports listed on Schedule VI, the buildings, structures and improvements included on or within each of the Collateral Properties are structurally sound, and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order.

     7.32 Environmental Reports/Appraisals. The Borrower has delivered to the Lender correct and complete copies of all written environmental audits, appraisals and market studies in its possession respecting the Collateral Properties and all such environmental audits are listed in Schedule VII hereto.

7.33 Leases. There are no commercial leases relating to any Collateral Property except as set forth in rent rolls for such Collateral Property. In connection with each rental of a unit or apartment at each Collateral Property, the Borrower has used only (i) the forms of residential lease attached hereto as Exhibit C for each Initial Property and (ii) the forms of residential lease delivered to, and approved in writing by, the Lender for each Additional Property at the time such Additional Property becomes an Addition to Collateral. The rents listed on the rent roll(s) for each Collateral Property delivered to and accepted by, the Lender are the rents actually being collected, and, except as noted on said rent roll(s) and the delinquency reports, to the Borrower's best knowledge after a due and careful inquiry, there are no such rents more than thirty (30) days past due, and said rents do not exceed the legal maximum rent allowed by applicable law. None of the units or apartments at any of the Collateral Properties are subject to any rent control or rent stabilization laws and the Borrower has not received any notice from any governmental authority stating otherwise. To the Borrower's best knowledge after a due and careful inquiry, there are no applications, orders, protests or complaints with reference to rents, services or equipment, pending within governmental authority or court for any Collateral Property, and the Borrower has not received written notices stating otherwise. For the past twelve (12) months there has been no organized rent strike or joint action by a tenants' group to withhold rent at any of the Collateral Properties. Except as disclosed on Schedule II hereto, as of the date hereof, there is no litigation pending or threatened against the Borrower, as landlord, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     7.34 No Cooperative or Condominium. The Borrower does not operate any Collateral Property, or permit any Collateral Property to be operated, as a cooperative or condominium building or buildings in which the tenants or occupants participate in the ownership, control or management of such Collateral Property or any part thereof as tenant stockholders or otherwise. The Borrower has not, during the period of its ownership of each Collateral Property, presented an offering plan to the tenants thereof to convert the same to a cooperative or condominium status.

     Section 8. Covenants of the Borrower. The Borrower agrees that so long as the Commitment is in effect and until payment in full of all Mortgage Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

     8.01 Financial Statements. The Borrower shall deliver or cause to be delivered to the Lender (and upon the Lender's request to any Person which is a Servicer or trustee of any Collateral Property):

          (a) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, unaudited consolidated statements of income, retained earnings and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);

          (b) (Intentionally omitted);

          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

          (d) promptly upon the mailing thereof to the partners of the Borrower generally, copies of all financial statements, reports and statements so mailed, if any;

          (e) as soon as possible, and in any event within 10 Business Days after the Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth, to the extent the Borrower has knowledge or information about such extent or condition, details respecting such event or condition and the action, if any, which any Guarantor, Ambassador, the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Guarantor, Ambassador, the Borrower or an ERISA Affiliate with respect to such event or condition):

                (i)  any reportable event, as defined in Section

           4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the
           Code);

                (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

                (iv) the complete or partial withdrawal by any Guarantor, Ambassador, the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, provided that such withdrawal would result in the imposition of withdrawal liability (within the meaning of Section 4201 of ERISA) on any Guarantor, Ambassador, the Borrower or any ERISA Affiliate, or the receipt by any Guarantor, Ambassador, the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Guarantor, Ambassador, the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

           (f) promptly after the Borrower knows or has reason to know that any Event of Default has occurred and is continuing, a written notice of such Event of Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect thereto;

          (g) as soon as available but in any event within 30 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, a report (certified by a senior financial officer of the Borrower) setting forth for each Collateral Property: (i) a profit and loss statement and income statement, (ii) a detailed statement of operations on a cash basis (including an analysis on a month-to-month and year-to-date basis showing and explaining any variance between the results of actual operations and the projected results of operations), and (iii) a detailed calculation of Property NOI for such Collateral Property;

          (h) as soon as available and in any event within 30 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, operating statements showing all elements of income and expenses for the operation of each Collateral Property, occupancy rates, rent rolls (identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each lease, date to which paid, term of lease, date of occupancy, date of expiration, any and every special provision, concession or inducement granted to tenants) and a delinquency report for each Collateral Property and such other relevant information with respect to each Collateral Property as requested by the Lender, in each case certified by a senior financial officer of the Borrower;

          (i) as soon as available and in any event within twenty-one (21) days after the end of each month, (w) a current rent roll (identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each lease, date to which paid, term of lease, date of occupancy, date of expiration, any and every special provision, concession or inducement granted to tenants) for each Collateral Property, (x) an operating statement showing all elements of income and expenses for the operation of each Collateral Property for such month, (y) a delinquency report for each Collateral Property for such month and (z) a detailed calculation of the Property NOI for each Collateral Property for the trailing twelve month period ending on the last day of the second preceding month, on an EXCEL disk, in each case certified by a senior financial officer of the Borrower; and

          (j) promptly upon receipt thereof, copies of all monthly, quarterly and annual reports delivered under the Management Agreements; and

          (k) from time to time such other information regarding the business, affairs or financial condition of any Guarantor, Ambassador, the Borrower or any of their respective Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) and such additional statements, reports, projections, budget and other information regarding any Collateral Property or the Collateral as the Lender may reasonably request.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) above, a certificate of a senior financial officer of the Borrower (1) to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect thereto) and (2) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 8.15 as at the end of the respective quarterly period.

     8.02 Litigation, Etc. The Borrower will promptly give to the Lender notice of (a) all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect and (b) of any proposal by any public authority to acquire any Collateral Property or any portion thereof.

     8.03 Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to: preserve and maintain its corporate or partnership existence and all of its material rights, privileges and franchises; comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and permit representatives of the Lender, during normal business hours and upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

     8.04 Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such entities and carry such other insurance as is usually carried by such entities.

     8.05 Prohibition of Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or assets from, or capital stock or equity interests of, or be a party to any acquisition of, any Person except for (a) purchases of inventory and other assets to be sold or used in the ordinary course of business, (b) purchases of other Property, and (c) Investments permitted under Section 8.08. Except as otherwise expressly permitted under this Agreement, the Borrower will not convey, sell, transfer or otherwise dispose of any Collateral Property or the Collateral without the prior written consent of the Lender. The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (i) any inventory or other assets sold or disposed of in the ordinary course of business, (ii) obsolete, worn-out and other property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower and its Subsidiaries shall not have a fair market value in excess of $500,000 in aggregate, or (iii) Collateral Properties sold or transferred in compliance with this Agreement). The Borrower will not admit or replace or permit the admission or replacement of any limited partner or general partner, in each case without the prior written consent of the Lender. The Borrower shall not become a Person other than a limited partnership and shall not become a general or limited partner in any general or limited partnership other than a limited partner in any direct limited partnership Subsidiary of the Borrower permitted by Section 8.14, or permit any of its Subsidiaries to become a general or limited partner in any general or limited partnership.

     8.06 Limitation on Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, except (the following Liens, "Permitted Liens"):

          (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings (and, with respect to the Borrower and the Collateral Properties, in accordance with the Mortgages relating thereto) if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings (and with respect to the Borrower and the Collateral Properties, in accordance with the Mortgages relating thereto);

          (c) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens arising or permitted to exist under any of the Basic Documents and Liens set forth in any title policies covering the Collateral Properties; and

          (g) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

     8.07 Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a) Indebtedness to the Lender hereunder and under any other Basic Documents;

          (b) Indebtedness outstanding on the date hereof and listed in
     Schedule I hereto;

          (c) Indebtedness of the Borrower consisting of trade accounts payable (other than for borrowed money) incurred in the ordinary course of business in an aggregate principal amount (excluding real estate taxes and insurance) not at any time exceeding an amount equal to $300 multiplied by the number of apartment units contained in the Collateral Properties; and

          (d) Indebtedness secured by Permitted Liens.

     8.08 Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

          (a) operating deposit accounts with banks and Permitted Investments;
     and

     (b) Investments by the Borrower consisting of advances or loans to the Operating Partnership; provided, however, that the Borrower may not make such advances or loans unless it has reserved sufficient Property NOI to pay the amount of interest due on the next succeeding Interest Payment Date.

     8.09 Dividend Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make any Dividend Payment (i) at any time that a Specific Event of Default shall have occurred and be continuing or at any time that the Borrower shall fail to comply with Section 8.15 and (ii) unless the Borrower, prior to such Dividend Payment, has reserved sufficient Property NOI to pay the amount of interest due on the next succeeding Interest Payment Date.

     8.10  Activities.

     (a) Neither the Borrower nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the business described in Section 7.15. The Borrower shall not, nor shall it permit any of its Subsidiaries to, purchase any real properties other than the Collateral Properties, conduct any business other than that permitted under the Partnership Agreement or charter and by-laws of the General Partner of the Borrower or such Subsidiary, have any assets or liabilities other than assets or liabilities derived from or related to the Collateral Properties or properties which previously constituted Collateral or otherwise related to a business that is permitted under the Partnership Agreement or such Subsidiary's partnership agreement or charter and by-laws, violate any of the provisions of the Partnership Agreement or such Subsidiary's charter or by-laws or partnership agreement or amend the Partnership Agreement or such Subsidiary's partnership agreement or charter or by-laws.

     (b) The Borrower (i) will keep its own separate books and records, use separate stationary, invoices and checks, maintain its own bank accounts, keep its funds or other assets separate from the funds or other assets of Ambassador, each Guarantor and all other Persons, all to the extent necessary to maintain an existence separate and apart from Ambassador, each Guarantor and any Subsidiary or Affiliate thereof, (ii) will fund from its own assets (including its initial working capital reserve) all of its activities, expenses and liabilities,
(iii) will pay its own operating expenses and liabilities from its own funds and will be adequately capitalized for such business purpose, (iv) will observe all customary partnership procedures and formalities and hold such appropriate meetings or obtain such appropriate consents of its partners as are necessary to authorize all of its actions as required by applicable law or the Partnership Agreement, (v) will in all dealings with the public act under its own partnership name and as a separate and distinct legal entity, and will not identify itself as being a division or a part of Ambassador, any Guarantor or any other Person or identify Ambassador, any Guarantor or any other Person as being a division or a part of the

Borrower, (vi) will maintain financial statements, records and books of account separate from those of Ambassador, each Guarantor or any other Person, (vii) will have its office bear a reasonable allocation of the expenses associated with the offices of its partners and Affiliates, and (viii) except as expressly permitted under this Agreement, will conduct all transactions and dealings between it and its Affiliates on an arm's length basis and otherwise as set forth in Section 8.11. Without limiting the foregoing, the Borrower will maintain in place, and cause each of its Subsidiaries to maintain in place, all policies and procedures and take and continue to take, and cause each of its Subsidiaries to take and continue to take, all actions to ensure that (A) creditors deal with the Borrower and each of its Subsidiaries as a separate economic unit (and not as a single economic unit with any of its partners or any other Affiliate of the Borrower or such Subsidiary) and (B) the affairs of the Borrower and each of its Subsidiaries are kept separate from those of its partners and each other Affiliate of the Borrower or such Subsidiary (and not entangled with the affairs of any of its partners or any other Affiliate of the Borrower or such Subsidiary).

     8.11 Transactions with Affiliates. Except as expressly permitted by this Agreement or as otherwise consented to by the Lender in writing, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate except as provided in
Section 8.08(b); (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (x) the Borrower may enter into and comply with the Management Agreement, (y) any Affiliate who is an individual may serve as a director, officer or employee of the General Partner of the Borrower or its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (z) the Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.

     8.12  Intentionally Omitted.

     8.13 Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of any of the provisions of the Partnership Agreement or any Management Agreement or terminate the Partnership Agreement or any Management Agreement without the prior written consent of the Lender. The Borrower will not permit any Subsidiary thereof to consent to any modification, supplement or waiver of any provisions of its charter, by-laws, certificate of partnership or partnership agreement, as the case may be, or terminate any such documents without the prior written consent of the Lender. The Borrower will not, and will not permit any Subsidiary thereof to, consent to any modification, supplement or waiver of any provision of a service contract which would have a material adverse effect on the value, utility, operation or legality of any Collateral Property or terminate any service contract if such termination would have a material adverse effect on the value, utility, operation or legality of any Collateral Property.

     8.14 Additional Subsidiaries. The Borrower shall not form or acquire any Subsidiaries without the prior written consent of the Lender. In the event that the Lender shall permit a Person to become a Subsidiary of the Borrower
(a) the structure capitalization, shareholders and/or partners of such Subsidiary and purpose and organizational documents of such Subsidiary shall be reasonably acceptable and satisfactory to the Lender and (b) the Borrower shall
(i) notify the Lender promptly after such Person becomes a Subsidiary of the Borrower, (ii) execute and deliver to the Lender a security agreement (in form and substance reasonably satisfactory to the Lender) providing that all of the outstanding shares of capital stock or equity or ownership interests of such Subsidiary shall be pledged to the Lender as collateral security for the Mortgage Loans, and deliver to the Lender the certificate(s) representing such capital stock or equity or ownership interests, together with instruments of collateral assignment in such form as the Lender may reasonably request, (iii) cause such Subsidiary to execute and deliver a security agreement (in form and substance reasonably satisfactory to the Lender) and take such other actions to grant to the Lender a first priority security interest in all of its assets and to deliver proof of corporate or partnership action, incumbency of officers, opinions of counsel and other documents as the Lender may reasonably request,
(iv) cause such Subsidiary to make such representations and warranties and undertake such obligations as the Lender may reasonably request, (v) cause such Subsidiary to execute and deliver such documents and agreements and do such acts as the Lender may request, and (vi) deliver to the Lender such certificates, documents and opinions (each in form and substance satisfactory to Lender) as the Lender shall request. Except as permitted by the Basic Documents, the Borrower shall not sell, transfer or otherwise dispose of any shares of stock or equity or ownership interests in any of its Subsidiaries, nor permit any of its Subsidiaries to issue any shares of stock of any class or equity or ownership interests whatsoever to any Person (other than to the Borrower). In the event that any such additional shares of stock or equity or ownership interests shall be issued by any Subsidiary, the Borrower agrees forthwith to deliver or cause to be delivered to the Lender pursuant to the relevant security agreement the certificates evidencing such shares of stock or equity or ownership interests, accompanied by undated stock powers or assignments executed in blank and shall take such other action as the Lender shall request to perfect the security interest created therein pursuant to the relevant security agreement.

     8.15  Debt Service Ratio.  The Borrower will not at any time


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

permit the Debt Service Ratio for the Borrower to be less than 1.40 to 1.00.

     8.16 Property Management. The Borrower shall cause each of the Collateral Properties to be managed solely pursuant to the Management Agreements by the Managers. The Borrower shall diligently perform and observe all of the terms, covenants and conditions of the Management Agreements to be performed and observed by it and promptly deliver to the Lender a true copy of each notice the Borrower gives of any default by a Manager in the performance or observance of any of the terms, covenants or conditions of such Manager contained in a Management Agreement and any notice received by the Borrower of any default of any of its obligations contained in the Management Agreements. The Borrower shall not surrender the Management Agreements or (except pursuant to the Security Documents) assign its interest therein or consent to the assignment by any Manager of its interest therein. Upon the Lender's request, the Borrower shall exercise each option (if any) to extend or renew the term of the Management Agreements. In the event that (A) there shall have occurred and be continuing an Event of Default or (B) the Debt Service Ratio of the Borrower shall be less than 1.25 to 1.00 at any time, the Lender may instruct the Borrower to remove any Manager and so designate a replacement property manager acceptable to the Lender and the Borrower shall so remove such property Manager and so designate a replacement manager. The Borrower shall not, without the prior written consent of the Lender (which shall not be unreasonably withheld), enter into any property management agreement concerning the Collateral Properties (other than the Management Agreements), or (b) enter into any property management agreement in respect of any Collateral Property (other than the Management Agreements).

     8.17 Residential Leases. In connection with each rental of a unit at each Collateral Property, the Borrower shall only use one of the forms of residential lease attached hereto as Exhibit C for each such Collateral Property that constitutes an Initial Property or a form of residential lease delivered to, and approved in writing by, the Lender for each such Collateral Property that constitutes an Additional Property at the time such Additional Property becomes an Addition to Collateral.

     Section 9. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) (1) The Borrower shall default in the payment when due of any principal of any Mortgage Loan; or (2) the Borrower shall default in the payment when due of any interest on any Mortgage Loan or any fee payable hereunder or any other amount payable by it hereunder or under the other Basic Documents and such default shall continue for a period of more than three Business Days; or

          (b) (1) Ambassador, the General Partner or the Borrower or any of their respective Subsidiaries (other than the Operating Partnership and its Subsidiaries as to which clause (3) below

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

     shall be applicable) shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $500,000 or more; or (2) except as set forth in Schedule VIII hereto, any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness of Ambassador, the General Partner or the Borrower or any of their respective Subsidiaries (other than the Operating Partnership and it Subsidiaries as to which clause (4) below shall be applicable) aggregating $500,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or (3) the Operating Partnership or any of its Subsidiaries (other than the Borrower and its Subsidiaries) shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $1,500,000 or more; or (4) any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness of the Operating Partnership or any its Subsidiaries (other than the Borrower and its Subsidiaries) aggregating $1,500,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

          (c) Any representation, warranty or certification made or deemed made in any Basic Document (or in any modification or supplement thereto) by the Borrower, Ambassador or by any Guarantor or in any certificate furnished to the Lender pursuant to the provisions hereof (or thereof), shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) (1) The Borrower shall default in the performance of any of its obligations under Sections 8.01(a) or 8.01(f) or Sections 8.05 through
     8.10 (inclusive) or Section 8.12, 8.13, 8.14 or 8.16; or (2) the Borrower shall default in the performance of any of its obligations under any Mortgage (other than its obligation to pay any amounts payable under any Mortgage as to which Section 9(a)(2) shall be applicable) and such default shall continue unremedied for a period of more than 10 days after the grace and notice periods set forth therein; or (3) the Borrower shall default in the performance of any of its obligations under Sections 4, 5.02, 5.04 or 5.07 of the Security Agreement; or (4) the Borrower shall default in the performance of any of its obligations under the Environmental Indemnity Agreement; or (5) the Borrower shall default in the performance of any of its other obligations under this Agreement (other than under Section 8.15 as to which clause (6) shall be applicable and


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

     it being understood that the failure to comply with Section 8.15 shall not constitute a Default or Event of Default, or a Default or Event of Default under any Basic Document) or any other Basic Document and such default shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice from the Lender; or (6) the Debt Service Ratio for the Borrower shall be less than 1.25 to 1.00 at any time; or

          (e) (1) Any Guarantor shall default in the performance of any of its obligations under Sections 5.03 through 5.07 (inclusive), 5.10 or 5.11 of any Guarantee Agreement; or (2) the General Partner shall default in the performance of any of its obligations under Sections 5.13, 5.14, 6.02,
     6.04 or 6.07 of the GP Guarantee Agreement; or (3) the Operating Partnership shall default in the performance of any of its obligations under Sections 5.12, 5.13, 6.02, 6.04 or 6.07 of the LP Guarantee Agreement; or (4) the LP Debt Service Ratio shall be less than 1.25 to
     1.00 at any time; or (5) the Ambassador Debt Service Ratio shall be less than 1.25 to 1.00 at any time; or (6) the Total Market Value of all outstanding shares of common stock of Ambassador plus all outstanding Common Units of the Operating Partnership other than Common Units held by Ambassador shall be less than $75,000,000 at any time; or (7) Ambassador or any Guarantor shall default in the performance of any of its obligations under the Environmental Indemnity Agreement; or (8) any Guarantor shall default in the performance of any of its other obligations in any Guarantee Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice from the Lender; or (9) Ambassador shall default in the performance of any of its obligations under Sections 4.03 through 4.09 (inclusive), 4.12 through 4.16 (inclusive), or 5.02, 5.04 or
     5.07 of the REIT Agreement; or (10) Ambassador shall default in the performance of any of its other obligations in the REIT Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice from the Lender; or

          (f) Any Guarantor, Ambassador, the Borrower or any of their respective Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (g) Any Guarantor, Ambassador, the Borrower or any of their respective Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition as debtor seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (h) A proceeding or case shall be commenced, without the application or consent of any Guarantor, Ambassador, the Borrower or any of their respective Subsidiaries, in any court of competent jurisdiction, seeking
     (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any Guarantor, Ambassador, the Borrower or any Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of any Guarantor, Ambassador, the Borrower or any Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more consecutive days; or an order for relief against any Guarantor, Ambassador, the Borrower or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

          (i) A final judgment or judgments for the payment of money in excess of $500,000 (but only to the extent not covered by insurance) in the aggregate shall be rendered by a court or courts against any Guarantor, Ambassador, the Borrower and/or any of their respective Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 consecutive days from the date of entry thereof and such Guarantor, the Borrower or the relevant Subsidiary shall not, within said period of 60 consecutive days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (j) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Guarantor, Ambassador, the Borrower or any ERISA Affiliate shall incur, or in the opinion of the Lender shall be reasonably likely to incur, a current liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the reasonable good faith determination of the Lender, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of Ambassador, and its Consolidated Subsidiaries taken as a whole or, with respect to an obligation solely of the Borrower, of the Borrower and its Consolidated Subsidiaries taken as a whole; or

          (k) Except for expiration or termination in accordance with its terms, any of the Security Documents or the Environmental Indemnity Agreement or the Management Agreement shall be terminated or shall cease to be in full force and effect, for whatever reason; or any of the Security Documents shall be declared null and void, or shall fail to create the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in and Lien on all of the Collateral, subject to no equal or prior Lien other than Permitted Liens); or

          (l) The Operating Partnership shall cease to be the sole limited partner of the Borrower; or the General Partner shall cease to be the sole general partner of the Borrower; or the General Partner shall cease to be a Wholly-Owned Subsidiary of Ambassador; or the Borrower shall cease to be an indirect Subsidiary of Ambassador; or

          (m) Ambassador shall fail or cease to qualify as a "real estate investment trust" pursuant to Sections 856 through 860 of the Code; or the General Partner shall fail to qualify as a "qualified REIT subsidiary" under the Code; or

          (n) Any Guarantor, Ambassador or the Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise); or proceedings shall be commenced by or on behalf of any Person (including a Guarantor, Ambassador or the Borrower) seeking the termination, dissolution or liquidation of any Guarantor, Ambassador or the Borrower and such proceedings (commenced by any Person other than a Guarantor, Ambassador or the Borrower) shall continue undismissed, or an order, judgment or decree approving or ordering any such proceedings shall be entered and continue unstayed and in effect, for a period of 60 or more consecutive days; or any event specified in Section 10.01 of the Partnership Agreement shall occur; or

          (o) Without the Lender's prior written consent, any Collateral Property or any part hereof or interest therein becomes subject to any easement, covenant, lien, charge, mortgage or other encumbrance whether junior or senior to the related Mortgage, except for the Permitted Liens; or

          (p) Without the Lender's prior written consent, any Collateral Property or any part thereof becomes subject to any nonresidential lease (other than commercial leases relating to laundry facilities, leases described in the title policies relating to any Collateral Property which create Liens and commercial leases set forth on the rent rolls relating to any Collateral Property), license or occupancy agreement; or

          (q) Without the Lender's prior written consent, the leases, rents, income or revenues of any Collateral Property are assigned, pledged or otherwise encumbered or become subject to any lien, charge or mortgage, except for Permitted Liens; or

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

          (r) Without the Lender's prior written consent, any Collateral Property or any part thereof or interest therein is sold, assigned, transferred, conveyed or otherwise disposed of or is the subject of any attempted sale, assignment, transfer or conveyance except as expressly permitted under this Agreement;

THEREUPON: (i) in the case of an Event of Default other than one referred to in clause (g) or (h) of this Section 9 with respect to the Borrower, Ambassador or any Guarantor, the Lender may, by notice to the Borrower, terminate the Commitment and/or declare the principal amount then outstanding of, and the accrued interest on, the Mortgage Loans and all other amounts payable by the Borrower hereunder and under the Note (including, without limitation, any amounts payable under Section 5.04) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (g) or (h) of this Section 9 with respect to the Borrower, Ambassador or any Guarantor, the Commitment shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Mortgage Loans and all other amounts payable by the Borrower hereunder and under the Note (including, without limitation, any amounts payable under Section 5.04) shall become automatically due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

     Section 10.  Miscellaneous.

     10.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     10.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telecopy or in writing and telecopied or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party given in accordance with this Section 10.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or delivered in each case given or addressed as aforesaid.

     10.03  Expenses, Etc.


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

     (a) The Borrower agrees to pay or reimburse the Lender for paying:  (1)
all reasonable out-of-pocket expenses of the Lender, (including, without limitation, the reasonable fees and expenses of Messrs. Milbank, Tweed, Hadley
& McCloy, counsel to the Lender and of any local counsel to the Lender), in connection with (A) the negotiation, preparation, execution and delivery of this Agreement, the Note and the other Basic Documents and the making of the Mortgage Loans hereunder (including, without limitation, all reasonable out-of-pocket expenses of the Lender (including fees and expenses of counsel to the Lender) in connection with the preparation, negotiation, review and execution of any documents required pursuant to Section 2.08 and 2.09 hereof in connection with the Addition and/or Release of any Collateral Properties, and
(B) any amendment, modification or waiver of any of the terms of this Agreement or the other Basic Documents; (2) all reasonable costs and expenses of the Lender (including reasonable counsel fees) in connection with any Event of Default and any enforcement or collection proceedings resulting therefrom including, without limitation, in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Borrower, Ambassador or any Guarantor or a "workout" of the Mortgage Loans;
(3) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, the other Basic Documents or any document referred to therein; and (4) all taxes and assessments, recording fees, registration taxes, title insurance premiums, appraisal fees, costs of surveys, fees of third-party consultants and all other fees and expenses reasonably incurred by the Lender in connection with any Collateral (including, without limitation, all mortgage loan servicing fees incurred in connection with the Collateral).

     (b) The Borrower hereby agrees to indemnify the Lender and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any claim of any Person (1) relating to or arising out of any Basic Document or the transactions contemplated thereby, (2) resulting from the ownership or Lien on any Collateral Property or receipt of any Rents (as defined in the Security Agreement), (3) relating to any accident, injury to or death of persons or loss of or damage to property occurring, in, on or about any Collateral Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(4) relating to any use, nonuse or condition in, on or about any Collateral Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (5) relating to the performance of any labor or services or the furnishing of any materials or other property in respect of any Collateral Property or any part thereof, or
(6) relating to any actual or proposed use by the Borrower of the proceeds of any of the Mortgage Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other necessary proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Lender or any other Person to be indemnified).

     10.04 Amendments, Etc. Any provision of this Agreement may be amended or modified only by any instrument in writing signed by the Borrower and the Lender.

     10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, the Lender may, at any time and from time to time without the consent of the Borrower, assign or otherwise transfer all or any portion of its rights and remedies in this Agreement to any other person or entity, either separately or together with such other property of the Lender for such purposes and on such terms as the Lender shall elect, and such other person or entity shall thereupon become vested with all of the rights and obligations in respect thereof granted to the Lender herein or otherwise. Without limiting the foregoing, in connection with any assignment of the Mortgage Loans pursuant to Section 10.06(b), the Lender may, subject to Section 10.06(b), assign or otherwise transfer all of its rights and remedies under this Agreement to the assignee, and such assignee shall thereupon become vested with all of the rights and obligations in respect thereof granted to the Lender herein or otherwise. Each representation and agreement made by the Borrower in this Agreement shall be deemed to run to and each reference to the Lender herein shall be deemed to refer to the Lender and all of its successors and assigns.

     10.06  Assignments and Participation.

     (a) The Borrower may not assign its rights or obligations hereunder or under the Note without the prior written consent of the Lender.

     (b) The Lender may sell, assign, syndicate or otherwise transfer and/or dispose of all or any part of any Mortgage Loan or Mortgage Loans and/or all or any portion of the Note or the Commitment without the prior written consent of the Borrower. Upon written notice to the Borrower of an assignment (which notice shall identify the assignee, the amount of the assigning Commitment and Mortgage Loans assigned) the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the obligations, rights and benefits of the Lender hereunder holding the Commitment and Mortgage Loans (or portions thereof) assigned to it (in addition to the Commitment and Mortgage Loans if any, theretofore held by such Assignee) and the Lender, shall, to the extent of such assignment, be released from the Commitment (or portions thereof) so assigned.


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

     (c) The Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Mortgage Loan or Mortgage Loans made or to be made and the collateral security therefor, but such participant shall not have any rights or benefits under this Agreement or the Note or the other Basic Documents (the participant's rights against the Lender in respect of such participation to be those set forth in the agreement (the "Participation Agreement") executed by the Lender in favor of the participant). All amounts payable by the Borrower to the Lender under Section 5 shall be determined as if the Lender had not sold or agreed to sell any participation in such Mortgage Loan and as if the Lender were funding all of such Mortgage Loan in the same way that it is funding the portion of such Mortgage Loan in which no participation have been sold. In no event shall the Lender be obligated to the participant under the Participation Agreement to take or refrain from taking any action hereunder or under the Note or under the other Basic Documents except that the Lender may agree in the Participation Agreement that it will not, without the consent of the participant, agree to (i) the increase or extension of the term, or the extension of the time or waiver of any requirement for the reduction or termination, of the Commitment, (ii) the extension of any date fixed for the payment of principal of or interest on the related Mortgage Loan or Mortgage Loans, (iii) the reduction of any payment of principal thereof, (iv) the reduction of the rate at which either interest is payable thereon to a level below the rate at which the participant is entitled to receive interest in respect of such participation, (v) except as provided in the Basic Documents, release or otherwise terminate the Lien on any of the Collateral or (vi) except as provided in the Guarantee Agreements, terminate a Guarantee Agreement or release any Guarantor from its obligations thereunder.

     (d) Subject to Section 10.14, the Lender may furnish any information concerning the Guarantors, the Borrower, Ambassador or any of their respective Subsidiaries in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants); provided that any such prospective assignees and participants shall agree in writing to be bound by the provisions of Section 10.14.

     10.07  Survival.  The obligations of the Borrower under Sections 5.01,
5.04 and 10.03 shall survive the repayment of the Mortgage Loans and the termination or expiration of the Commitment and any Addition or Release of the Collateral pursuant to the Basic Documents (including, without limitation, pursuant to Sections 2.08 and 2.09). In addition, each representation and warranty made, or deemed to be made by a notice of borrowing of any Mortgage Loan, hereunder shall survive the making of such Mortgage Loan and the Lender shall not be deemed to have waived, by reason of making such Mortgage Loan, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to know that such representation or warranty was false or misleading at the time such Mortgage Loan was made.

     10.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     10.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     10.10 Governing Law; Submission to Jurisdiction. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     10.11 Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.12 Marshalling; Recapture. The Lender shall not be under any obligation to marshall any assets in favor of the Borrower, Ambassador or any Guarantor. To the extent the Lender receives any payment by or on behalf of the Borrower, Ambassador or any Guarantor, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower, Ambassador or any Guarantor or their respective estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower, Ambassador or any such Guarantor to the Lender as of the date such initial payment, reduction or satisfaction occurred.

     10.13 Cross Collateralization. The Borrower represents, warrants and covenants that in the case of an Event of Default (i) the Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings from time to time, as the Lender, in its sole and absolute discretion, shall determine from time to time,
(ii) the Lender is not required to either marshall assets, sell Collateral in any inverse order of alienation, or be subject to any "one action" or "election of remedies" law or rule, (iii) the exercise by the Lender of any remedies against any one item of Collateral will not impede the Lender from subsequently or simultaneously exercising remedies against any other item of Collateral, and (iv) all Liens and other rights, remedies or privileges provided to the Lender shall remain in full force and effect until the Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Mortgage Loans.

     10.14 Confidentiality. The Lender agrees (on behalf of itself and each of its Affiliates, directors, officers, agents, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices, any non-public information supplied to it by the Borrower or its agents or any other Person pursuant to the negotiation or performance of this Agreement and further agrees that it shall not use any such non-public information in a manner which would violate and federal or state securities laws; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lender, (iii) to examiners, auditors or accountants, (iv) in connection with any litigation to which the Lender is a party, or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to be bound by these provisions; provided, further, that, unless specifically prohibited by applicable law or court order, the Lender shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) or (y) pursuant to legal process; and provided finally that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower. The Borrower agrees (on behalf of itself and each of its Affiliates, officers, agents, employees and representatives) that it will not, and will not permit any of its Affiliates to, issue any press release or make any public statement or disclose any information to the public about the Mortgage Loan or the transactions contemplated by the Basic Documents without the prior written consent of the Lender in each instance.

     10.15 Appointment of Servicer. The Lender may from time to time appoint a servicer ("Servicer") to administer the Mortgage Loans on behalf of the Lender, which Servicer shall have the power and authority to exercise all the rights and remedies of the Lender hereunder and under the other Basic Documents and to act as agent of the Lender hereunder and under the other Basic Documents. Once notified in writing of the appointment of a Servicer, the Borrower shall recognize the Servicer as the agent of the Lender and shall make all payments and deliver all notices as directed by the Servicer and accept all notices from the Servicer hereunder and under the other Basic Documents until otherwise instructed in writing by the Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  BORROWER:


                                  AMBASSADOR II, L.P.


                                  By:  Ambassador II, Inc.,
                                       its General Partner


                                       By:
                                          ------------------------
                                          Adam D. Peterson
                                          Executive Vice President

                                  Address for Notices:

                                       77 West Wacker Drive, Suite 4040
                                       Chicago, Illinois  60601
                                       Attention:  President
                                       Telecopier No.:  (312) 917-0910

                                       with a copy to:

                                       Greenberg Traurig Hoffman
                                          Lipoff Rosen & Quentel
                                       One Commerce Square, Suite 2050
                                       2005 Market Street
                                       Philadelphia, Pennsylvania  19103
                                       Attention: Dianne Coady Fisher, Esq.
                                       Telecopier No: (215) 988-7801


                                  LENDER:

                                  NOMURA ASSET CAPITAL CORPORATION


                                  By:
                                     --------------------------
                                       John Burke
                                       Vice President

                                       Address for Notices:

                                       2 World Financial Center
                                       Building B
                                       New York, New York 10281
                                       Attention:  Sheryl McAfee
                                       Telecopier No.:  (212) 667-1206
                                       and
                                       Attention:  Barry Funt

                                       Telecopy No.:  (212) 667-1547

                                                                      SCHEDULE I


                                  Indebtedness


                                      NONE

                                                                     SCHEDULE II


                                   Litigation


                                      NONE

                                                                    SCHEDULE III



                          Subsidiaries and Investments


                                      NONE

                                                                     SCHEDULE IV

                               Initial Properties




1. Heather Ridge Apartments, 4707 E. McDowell Road, Maricopa County, Phoenix, Arizona

2.   Pine Shadows Apartments, 4839 S. Darrow Drive, Maricopa County, Tempe,
     Arizona

3.   Orangewood Apartments, 444 West Orange Grove Road, Pima County, Tucson,
     Arizona

4. Hidden Lakes Apartments, 2701 W. Waters Avenue, Hillsborough County, Tampa, Florida

5. Woodlands Apartments, 4714 N. Habana Avenue, Hillsborough County, Tampa, Florida

                                                                      SCHEDULE V

             MATERIAL PROPERTY CONTRACTS FOR EACH INITIAL PROPERTY


1.    HIDDEN LAKES
      ALL AMERICAN COIN LAUNDRIES, INC. dated October 27, 1995 for commercial clothes washers and dryers lease
      ACCESS TO APARTMENTS dated May 16, 1996 for prospect resident referrals ASSOCIATED CREDIT & COLLECTION, INC. dated April 25, 1996 for unpaid accounts
      APARTMENTS FOR RENT dated August 18, 1995 for advertising agreement
      G&A VENDALL, INC. for soft drink vending machines
      HAAS PUBLISHING COMPANIES dated April 1, 1995 for advertising
      HERSH RECONSTRUCTION COMPANIES dated June 14, 1993 for carpentry and painting
      THE LAKE DOCTORS, INC. dated November 1, 1990 for manage of noxius aquatic weeds and algae of lakefront and two ponds
      LIVING PLANTS dated December 28, 1993 for maintenance service
      PARAGON CABLE for cable service
      SUNSHINE POOL SERVICE dated October 27, 1995 for service of two pools TAMPA BAY TOWING, INC. dated May 11, 1995 for towing service
      TAMPA ELECTRIC dated February 3, 1993 for outdoor lighting equipment TERMINIX for formosan termites
      VICKERS SECURITY SERVICE dated September 1, 1992 for security services VOICE-TEL dated February 1, 1996 for answering service contract

2.    THE WOODLANDS
      ALL AMERICAN COIN LAUNDRIES, INC. dated October 27, 1995 for commercial clothes washers and dryers lease
      COMMERCIAL POOL CLEANERS, INC. dated July 22, 1996 for pool maintenance COPYPRO, INC. dated May 18, 1996 for copier maintenance agreement
      TAMPA CABLE TELEVISION, INC. dated February 28, 1986
      TAMPA ELECTRIC dated June 21, 1993 for outdoor lighting equipment INTERNATIONAL SECURITY MANAGEMENT GROUP dated December 7, 1994 for security officer
      APARTMENTS FOR RENT dated April 26, 1996 for advertising agreement
      HAAS PUBLISHING COMPANIES dated March 19, 1996 for advertising GREENVIEW LANDSCAPING, INC. for landscape maintenance
      HAAS PUBLISHING COMPANIES dated May, 1991 for advertising
      THE LAKE DOCTORS, INC. dated March 8, 1996 for manage of noxius aquatic weeds and algae of lakefront and two ponds

3.    HEATHER RIDGE
      AMERICAN CABLE TELEVISION dated July 12, 1994 for cable service maintenance agreement
      ALL VALLEY IMPOUND dated September 28, 1995 for vehicle towing agreement APARTMENTS FOR RENT dated March 22, 1996 for advertising agreement ARIZONA COIN TELEPHONE, INC. dated November 30, 1994 for coin telephones BURNS PEST ELIMINATION dated January 2, 1996 for pest elimination
      DANKA INDUSTRIES, INC. dated May 13, 1995 for copier maintenance
      GOOD SHEPPARD EXTERMINATING CO., INC. dated May 3, 1995 for subterranean termite control
      WASTE MANAGEMENT OF PHOENIX dated December 18, 1995 for waste disposal service
      W&O SERVICE, INC. dated March 11, 1996 for landscape maintenance WACKENHUT dated February 1, 1996 for standard guard services
      WEB SERVICE CO. dated January 15, 1996 for commercial clothes washers and dryers lease

                                                                      SCHEDULE V

            MATERIAL PROPERTY CONTRACTS FOR EACH COLLATERAL PROPERTY
                                  (continued)

4.    ORANGEWOOD
      APARTMENTS FOR RENT dated November 11, 1995 for advertising agreement ESSENTIAL TERMITE & PEST CONTROL dated June 20, 1990 for pest control HAAS PUBLISHING COMPANY, INC. dated June 30, 1994 for advertising agreement
      JONES INTERCABLE, INC. dated December 18, 1992 for cable television installation agreement
      DESERT ARROW LANDSCAPE MAINTENANCE dated August 14, 1995 for landscape maintenance
      WASTE MANAGEMENT OF TUCSON dated August 4, 1995 for waste disposal
      WEB SERVICE COMPANY, INC. dated July 30, 1990 for commercial clothes washers and dryers lease

5.    PINE SHADOWS
      APARTMENTS FOR RENT dated February 23, 1996 for advertising agreement ARIZONA TOWING dated June 1, 1994 for vehicle towing service
      ARIZONA COIN TELEPHONE, INC. dated June 30, 1994 for coin telephones BURNS PEST ELIMINATION dated May 10, 1996 for pest elimination
      DANKA INDUSTRIES, INC. dated May 13, 1995 for copier maintenance AUTOMATIC LAUNDRY COMPANY, LTD. dated July 19, 1994 commercial clothes washers and dryers lease
      W & O SERVICES, INC. June 6, 1994 for landscape maintenance
      WACKENHUT dated February 1, 1995 for standard guard services

                                                                     SCHEDULE VI

                               Property Condition


                 INTERNALLY PREPARED PROPERTY CONDITION REPORT
                           FOR EACH INITIAL PROPERTY

1.    HIDDEN LAKES

      Please refer to "Physical Inspection Summary" in the Board of Directors Submission Consent for Acquisition, dated October 3, 1996.

2.    THE WOODLANDS

      Please refer to "Physical Inspection Summary" in the Board of Directors Submission Consent for Acquisition, dated October 3, 1996.

3.    HEATHER RIDGE

      Please refer to "Physical Inspection Summary" in the Board of Directors Submission Consent for Acquisition, dated August 29, 1996.

4.    ORANGEWOOD

      Please refer to "Physical Inspection Summary" in the Board of Directors Submission Consent for Acquisition, dated April 12, 1996.

5.    PINE SHADOWS

      Please refer to "Physical Inspection Summary" in the Board of Directors Submission Consent for Acquisition, dated August 29, 1996

                                                                    SCHEDULE VII

            List of Environmental Reports For Each Initial Property


1. Woodlands: That certain Phase I Environmental Site Assessment of Woodlands Apartments, 4714 N.Habana Avenue, Tampa Florida, 33614, dated October 1996, and prepared by Adams Consulting Engineers, Inc. (Project No. 96-159).

2. Hidden Lake: That certain Phase I Environmental Site Assessment of Hidden Lake Apartments, 2701 Waters Avenue, Tampa, Florida, 33614, dated October 1996, and prepared by Adams Consulting Engineers, Inc. (Project No. 96-160).

3. Pine Shadows: That certain Phase I Environmental Site Assessment of Pine Shadows Apartments, 4839 South Darrow Drive, Tempe, Arizona, 85282, dated August 1996, and prepared by Adams Consulting Engineers, Inc. (Project No. 96-162).

4. Orangewood: That certain Phase I Environmental Site Assessment of Orangewood Apartments, 444 W. Orange Grove Road, Tucson, Arizona, 85074, dated April 1996, and prepared by Adams Consulting Engineers, Inc. (Project No. 96-064).

5. Heather Ridge: That certain Phase I Environmental Site Assessment of Heather Ridge Apartments, 4707 East McDowell Road, Phoenix, Arizona, 85008, dated August 1996, and prepared by Adams Consulting Engineers, Inc. (Project No. 96-161).

                                                                   SCHEDULE VIII


                                    Defaults

1. Default under Bank One, Arizona, N.A., Revolving Line of Credit Agreement dated June 26, 1996 resulting from failure to maintain (a) interest coverage ratio of 2.50 to 1.00, (b) debt service coverage ratio of 2.00 to 1.00, and (c) liabilities to gross asset value ratio of .7 to 1.00. Proceeds from the initial funding of the Nomura Loan will be used to repay in full and cancel the Bank One, Arizona, N.A. loan.

                                                                       EXHIBIT A



                           [Form of Promissory Note]

                                                                       EXHIBIT B


                           [Form of Borrowing Notice]

                              NOTICE OF BORROWING



                             _______________, 1997



Nomura Asset Capital Corporation
311 South Wacker Drive
61st Floor
Chicago, Illinois  60606
Attention:  David M. Murdoch, Jr.


Ladies and Gentlemen:

     We refer to the Note Agreement dated as of June 22, 1997 (as amended or otherwise modified from time to time, the "Note Agreement"), between the undersigned (the "Borrower") and Nomura Asset Capital Corporation.

     Capitalized terms used herein but not defined herein are used herein with the same meanings as are ascribed to them in the Note Agreement.

     The Borrower hereby gives the Lender notice pursuant to Section 4.05 of the Note Agreement that the Borrower requests a Mortgage Loan under the Note Agreement and, in that connection, sets forth below the information relating to such proposed borrowing (the "Proposed Borrowing") as required by Section 4.05 of the Note Agreement.

     (i) The aggregate principal amount of the Mortgage Loan is $_______________, which, together with the aggregate principal amount of the other Mortgage Loans outstanding ($_________) will not exceed the Available Amount.

     (ii)  The Business Day of the Proposed Borrowing is ___________, 1997.

     (iii)  The Debt Service Ratio on the date hereof is ____________.

     (iv) The Debt Service Ratio on the date immediately following the Proposed Borrowing will be __________.

     The undersigned hereby certifies that it shall pay reasonably necessary transaction costs incurred in connection with the Proposed Borrowing.

     The undersigned hereby certifies to the Lender that to the best of [his/her] knowledge after due inquiry as of the date set forth above
(i) no Default has occurred and is continuing, (ii) each representation and warranty of the Borrower in Section 7 of the Note Agreement and in the other Basic Documents and of each Guarantor in Section 3 of each Guarantee Agreement and in the other Basic Documents and of Ambassador in Section 2 of the REIT Agreement is true and correct in all material respects on and as of the date set forth above as though made on as of such date; (iii) after giving effect to the Proposed Borrowing (1) each of the Debt Service Ratio, the LP Debt Service Ratio and the Ambassador Debt Service Ratio shall not be less than 1.40 to 1.00, and (2) the Total Market Value of all outstanding shares of common stock of Ambassador plus all outstanding Common Units of Ambassador L.P. (other than Common Units held by Ambassador) shall not be less than $75,000,000, and (iv) the undersigned is the duly elected, qualified and acting __________________ of the General Partner, and as such, is authorized to execute this Notice on its behalf.



                                            Very truly yours,


                                            AMBASSADOR II, L.P.

                                            By:  Ambassador II, Inc.,
                                            its General Partner

                                            By:  __________________
                                            Name:
                                            Title:

                                                                     EXHIBIT C

               FORM OF RESIDENTIAL LEASES FOR INITIAL PROPERTIES

                                [to be attached]